Exhibit 10.2

U.S.$1,000,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 20, 2011

Among

ALENCO INC.,

as Borrower,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

RBS SECURITIES INC.

CITIGROUP GLOBAL MARKETS INC.

BARCLAYS CAPITAL

J.P. MORGAN SECURITIES LLC,

as Lead Arrangers,

CITIBANK, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

as Swing Line Bank,

BANK OF AMERICA, N.A.

THE ROYAL BANK OF SCOTLAND N.V., (CANADA) BRANCH,

as Syndication Agents,

BARCLAYS BANK PLC

JPMORGAN CHASE BANK, N.A.,

as Documentation Agents,

and

THE INITIAL LENDERS AND

INITIAL ISSUING BANKS NAMED HEREIN,

as Initial Lenders and Initial Issuing Banks

Alenco - Amended and Restated Credit Agreement

i

SECTION 2.17.	Mitigation Obligations; Replacement of Lenders	41

SECTION 2.18.	Use of Proceeds	42

SECTION 2.19.	Increase of Commitments	42

SECTION 2.20.	Evidence of Debt	44

SECTION 2.21.	Defaulting Lenders	45

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effectiveness	47

SECTION 3.02.	Conditions Precedent to Each Borrowing and Issuance	49

SECTION 3.03.	Determinations Under Section 3.01	51

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	51

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.	Affirmative Covenants	53

SECTION 5.02.	Negative Covenants	57

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	63

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01.	Appointment and Authority	68

SECTION 7.03.	Exculpatory Provisions	68

SECTION 7.05.	Indemnification	69

Alenco - Amended and Restated Credit Agreement

SECTION 7.06.	Resignation of Administrative Agent	70

SECTION 7.07.	Delegation of Duties	71

SECTION 7.08.	Non-Reliance on Administrative Agent and Other Lenders	71

SECTION 7.09.	No Other Duties, etc.	71

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.	Amendments, Etc	71

SECTION 8.03.	No Waiver; Remedies	73

SECTION 8.04.	Costs and Expenses	74

SECTION 8.05.	Right of Set-off	76

SECTION 8.06.	Binding Effect	76

SECTION 8.07.	Assignments and Participations	77

SECTION 8.08.	Confidentiality; Patriot Act	80

SECTION 8.09.	No Liability of the Issuing Banks	81

SECTION 8.10.	Governing Law	81

SECTION 8.11.	Extensions of Termination Date	81

SECTION 8.12.	Execution in Counterparts	85

SECTION 8.13.	Jurisdiction, Etc.	85

SECTION 8.14.	WAIVER OF JURY TRIAL	1

Schedules

Schedule I - Commitments

Exhibits

Exhibit A	-	[Intentionally omitted]

Alenco - Amended and Restated Credit Agreement

Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D-1	-	Form of Opinion of Internal Counsel for, or Acting on Behalf of, the Borrower and the Guarantor
Exhibit D-2	-	Form of Opinion of special New York counsel for the Borrower and the Guarantor
Exhibit E-1	-	Form of Guaranty
Exhibit E-2	-	Form of Amended and Restated Guaranty
Exhibit F	-	Form of Extension Notice
Exhibit G	-	Form of Compliance Certificate
Exhibit H	-	Form of U.S. Tax Compliance Certificate
Exhibit I	-	Form of Accession Letter Agreement

Alenco - Amended and Restated Credit Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 20, 2011

ALENCO INC., a Delaware corporation (the “Borrower”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, RBS SECURITIES INC., CITIGROUP GLOBAL MARKETS INC., BARCLAYS CAPITAL (“BARCLAYS CAPITAL”), the investment bank division of BARCLAYS BANK PLC (“BARCLAYS BANK”, and together with BARCLAYS CAPITAL, “BARCLAYS”) AND J.P. MORGAN SECURITIES LLC, as lead arrangers (the “Lead Arrangers”) for the Lender Parties (as hereinafter defined), BANK OF AMERICA, N.A. and THE ROYAL BANK OF SCOTLAND N.V., (CANADA) BRANCH, as syndication agents (the “Syndication Agents”), BARCLAYS BANK and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as documentation agents (the “Documentation Agents”), CITIBANK, N.A. (“Citibank”), as swing line bank (the “Swing Line Bank”) and as administrative agent (the “Administrative Agent”) for the Lender Parties, the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof and the Initial Issuing Banks (as hereinafter defined), agree as follows:

PRELIMINARY STATEMENTS:

The Borrower entered into a Credit Agreement dated as of December 22, 2003 (the “2003 Credit Agreement”), with the initial lenders named therein and Citibank, as administrative agent, pursuant to which the Lender Parties (as defined therein) agreed to extend credit to the Borrower from time to time in an aggregate principal amount of up to $300,000,000.

The 2003 Credit Agreement was amended and restated pursuant to the Amended and Restated Credit Agreement dated as of December 8, 2004, and was further amended and restated pursuant to the Amended and Restated Credit Agreement dated as of December 14, 2006, as amended by Amendment No. 1 to Amended and Restated Credit Agreement dated as of July 31, 2009 (the “Original Credit Agreement”), among the Borrower, the initial lenders named therein and Citibank, as administrative agent, pursuant to which the Lender Parties (as defined therein) agreed to extend credit to the Borrower from time to time in an aggregate principal amount of up to $565,000,000.

The Borrower has requested that the Original Credit Agreement be amended and restated as set forth in this Agreement and the Lender Parties have indicated their willingness to agree to amend and restate the Original Credit Agreement as set forth in and on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

Alenco - Amended and Restated Credit Agreement

As used in this Agreement (unless stated otherwise), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accession Letter Agreement” means a letter agreement entered into by an Eligible Assignee and the Borrower and accepted by the Administrative Agent, in substantially the form of Exhibit I hereto.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at Citibank with its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, ABA Number XXXXXXXXX, Account No. XXXXXXXX, Account Name NAIB Agency - MTF, Re: Alenco, Attention: Bank Loan Syndications.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affected Lender” has the meaning specified in Section 5.02(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Shares of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Shares, by contract or otherwise.

“Agreement” means this agreement, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Amended and Restated Guaranty” means each Amended and Restated Guaranty to be dated as of each Section 2.19 Effective Date and in substantially the form of Exhibit E-2 hereto, as may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Applicable Law” means, with respect to any Person, property, transaction or event, and whether or not having the force of law, all applicable provisions of laws, statutes, regulations, rules, guidelines, by-laws, treaties, orders, policies, judgments, decrees and official directives of Governmental/Judicial Bodies or Persons acting under the authority of any Governmental/Judicial Body.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

Alenco - Amended and Restated Credit Agreement

“Applicable Margin” means with respect to Base Rate Advances or Eurodollar Rate Advances outstanding at any time, “Applicable Fee Rate” means with respect to Letters of Credit outstanding at any time, and “Applicable Percentage” means, at any time, a rate per annum equal to the margin or rate, as the case may be, set out in the following table under the applicable column opposite the applicable rating category assigned by S&P or Moody’s to the long term senior unsecured debt of the Guarantor at such time; provided that (a) if at such time the rating so assigned by one of such agencies differs from the rating assigned by the other agency by only one level, then the Applicable Margin for such Base Rate Advances or Eurodollar Rate Advances, the Applicable Fee Rate for such Letters of Credit or the Applicable Percentage, as the case may be, shall be the margin or rate, as the case may be, opposite the higher of the two levels so assigned by such agencies, (b) if at such time the rating so assigned by one of such agencies differs from the rating assigned by the other agency by two or more levels (for example, BBB by S&P and lower than Baa3 by Moody’s), then the Applicable Margin for such Base Rate Advances or Eurodollar Rate Advances, the Applicable Fee Rate for such Letters of Credit or the Applicable Percentage, as the case may be, shall be the average of the margin or rate, as the case may be, corresponding to those levels (to use the foregoing example, (i) the Applicable Margin for Base Rate Advances would be 87.5 bps, (ii) the Applicable Margin for Eurodollar Rate Advances and the Applicable Fee Rate for Letters of Credit would be 187.5 bps and (iii) the Applicable Percentage would be 37.5 bps), (c) if at such time only one of such agencies assigns a rating, then the Applicable Margin for such Base Rate Advances or Eurodollar Rate Advances, the Applicable Fee Rate for such Letters of Credit or the Applicable Percentage, as the case may be, shall be the margin or rate, as the case may be, opposite the sole rating, and (d) if neither agency assigns a rating, then the Applicable Margin for such Base Rate Advances or Eurodollar Rate Advances, the Applicable Fee Rate for such Letters of Credit or the Applicable Percentage, as the case may be, shall be the margin or rate, as the case may be, opposite the lowest rating level:

Rating Level (S&P/Moody’s)	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances and Applicable Fee Rate for Letters of Credit	Applicable Percentage
A / A2 or higher	0.0 bps	87.5 bps	17.5 bps
A- / A3	0.0 bps	100.0 bps	20.0 bps
BBB+ / Baa1	25.0 bps	125.0 bps	25.0 bps
BBB / Baa2	50.0 bps	150.0 bps	30.0 bps
BBB- / Baa3	75.0 bps	175.0 bps	35.0 bps
lower than BBB- / lower than Baa3, or unrated by both agencies	125.0 bps	225.0 bps	45.0 bps

provided, further, that, with respect to Letters of Credit which are not characterized as Direct Credit Substitutes (as determined by the applicable Issuing Bank, acting reasonably), the Applicable Fee Rate shall be 66.67% of the applicable rates described above; provided that, if any such Letter of Credit were determined by the Office of the Superintendent of Financial

Alenco - Amended and Restated Credit Agreement

Institutions Canada, or by any federal regulatory authority in the United States, to be a Direct Credit Substitute after the issuance thereof, the Applicable Fee Rate shall be adjusted to 100.00% of the applicable rates described above with retroactive effect to the date of issuance and the incremental issuance fee payable for the period from the date of issuance to the date of such determination shall be payable on the final Business Day of the earliest of the next March, June, September and December.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assigned Interests” has the meaning specified in Section 8.11(e).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted and approved by the Administrative Agent and approved by the Issuing Banks and, if applicable, approved by the Borrower in accordance with Section 8.07, in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)  1⁄2 of one percent per annum above the Federal Funds Rate; and

(c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day).

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(i).

“basis point” or “bps” means one one-hundredth of one percent.

“Board of Directors” means the board of directors of the Guarantor or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Guarantor for the time being and reference to action by the directors means actions by the directors of the Guarantor as a board or action by the said executive committee as such committee.

“Borrower Extension Notice” has the meaning specified in Section 8.11(c).

Alenco - Amended and Restated Credit Agreement

“Borrowing” means a borrowing consisting of (a) Revolving Credit Advances of the same Type made on the same day by the Lenders or (b) a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.03(a).

“Bow Office Lease” means, collectively and individually, the Headlease, the Sublease and the Encana Indemnity and all amendments, supplements, renewals, extensions, replacements and restatements of any of the foregoing and any other agreements entered into pursuant to any of the foregoing relating to The Bow office tower or any properties ancillary thereto. For purposes of this definition, “Headlease” means, collectively, the lease made as of the 7th day of February, 2007, between Encana Developments Partnership (“EDP”) (as landlord) and Encana Leasehold Limited Partnership (“ELLP”) (as tenant), as assigned by EDP to Centre Street Trust pursuant to an assignment and assumption agreement dated the 8th day of February, 2007 between EDP and Centre Street Trust, as amended pursuant to letter agreements dated December 10, 2007, February 11, 2008, February 14, 2008, and February 25, 2009 among Centre Street Trust, ELLP and EDP, and as amended by a lease amending agreement made as of April 22, 2009, among, inter alia, Centre Street Trust and ELLP, as the same may be further assigned or amended, restated, superseded, supplemented, extended, replaced or modified from time to time; “Sublease” means the Sublease with respect to a portion of the premises located in The Bow entered into between ELLP as sublandlord and the Borrower as subtenant dated November 29, 2009 and effective on or about November 30, 2009, as such sublease may be amended, restated, superseded, supplemented, extended, replaced, or modified from time to time; and “Encana Indemnity” means the indemnity entered into by the Guarantor and EDP dated February 7, 2007, as assigned by EDP to Centre Street Trust pursuant to an assignment and assumption agreement dated the 8th day of February, 2007, between EDP and Centre Street Trust, as the same may be amended, restated, superseded, supplemented, extended, replaced or modified from time to time.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and Toronto, provided that, if the applicable Business Day relates to any Eurodollar Rate Advances, “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, Toronto and on which dealings are carried on in the London interbank market.

“Capital Lease” means, for any Person, the capitalized amount of a lease or other arrangement relating to property which, in accordance with GAAP, should be accounted for as a capital lease on a balance sheet of such Person at such time; provided that (x) any real property lease entered into before December 31, 2010 (including the Bow Office Lease) shall be excluded from this definition and (y) any leases that would have been characterized as operating leases under GAAP as in effect on December 31, 2010 shall be deemed to be operating leases and shall be excluded from this definition.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Centralized Banking Arrangements” means any centralized banking arrangements entered into by the Borrower with any financial institution in the ordinary course of business for the purpose of obtaining cash management services (which arrangements may include, without

Alenco - Amended and Restated Credit Agreement

limitation, the pooling and set-off of account balances between accounts belonging to different entities, the provision of guarantees or indemnities or the assumption of joint and several liabilities by one or more entities in regard to obligations of one or more other entities, or other similar arrangements).

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Sub-Commitment or a Swing Line Sub-Commitment.

“Commitment Date” has the meaning specified in Section 2.19(a).

“Common Equity Securities” means the securities of a Person which are entitled to share without limitation in a distribution of the assets of such Person upon any liquidation, dissolution or winding-up of such Person.

“Communications” has the meaning specified in Section 8.02(d).

“Compliance Certificate” means a certificate of the Borrower substantially in the form of Exhibit G hereto, duly executed by an authorized officer of the Borrower.

“Confidential Information” means the financial, operational and other information and data that the Borrower or the Guarantor furnishes to the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lead Arrangers or any Lender Party in a writing designated as confidential or, by the context, reasonably anticipated to be confidential, but does not include any such information that is or becomes generally available to the public other than through a breach of the confidentiality obligations by the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lead Arranger and/or a Lender Party under this Agreement or that is or becomes available to the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lead Arranger or such Lender Party from a source other than the Borrower or Guarantor.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Assets” means, at any time, the aggregate amount of assets of the Guarantor as set forth in the Guarantor’s most recent Consolidated financial statements prepared in accordance with GAAP.

“Consolidated Capitalization” means, at the end of a Fiscal Quarter, and as determined on a Consolidated basis in accordance with GAAP, the aggregate of:

(a) Consolidated Net Worth; and

(b) Consolidated Debt.

“Consolidated Debt” means, at the end of a Fiscal Quarter and as determined on a Consolidated basis in accordance with GAAP, all Financing Debt of the Guarantor at such time but excluding any Financing Debt referred to in the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio.

Alenco - Amended and Restated Credit Agreement

“Consolidated Debt to Consolidated Capitalization Ratio” means, at the end of a Fiscal Quarter, the ratio of Consolidated Debt at such date to Consolidated Capitalization at such date; provided that, for purposes of calculating such ratio, Consolidated Debt shall exclude:

(a) Any Financing Debt where the Guarantor or a Subsidiary of the Guarantor has irrevocably deposited with the proper depository in trust the necessary cash or marketable debt instruments for the defeasance, redemption or satisfaction of such Financing Debt prior to its scheduled maturity date in accordance with the provisions of the indenture, agreement or other instrument governing such Financing Debt (and such deposits shall be excluded in any calculation of Consolidated Tangible Assets); and

(b) Any new Financing Debt borrowed or issued for the purpose of repaying or satisfying any existing Financing Debt prior to its maturity date provided that (A) such existing Financing Debt matures within 12 months of the date on which the new Financing Debt is borrowed or issued, (B) such new Financing Debt will only be excluded to the extent it is deposited into a segregated account of the Guarantor or the Borrower (as certified by a Senior Financial Officer in an officer’s certificate delivered to the Administrative Agent promptly after such deposit) and (C) such deposits shall be excluded in any calculation of Consolidated Tangible Assets.

“Consolidated Net Tangible Assets” means, with respect to any Person at any time, the total amount of assets of such Person and its Subsidiaries on a Consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom:

(a) all current liabilities (excluding any indebtedness classified as a current liability and any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

(b) all goodwill, trade names, trademarks, patents and other like intangibles; and

(c) appropriate adjustments on account of minority interests of other Persons holding shares of the Subsidiaries of such Person,

in each case, as shown on the most recent annual audited or quarterly unaudited Consolidated balance sheet of such Person computed in accordance with GAAP.

“Consolidated Net Worth” means, at the end of a Fiscal Quarter and as determined in accordance with GAAP on a Consolidated basis for the Guarantor, the Consolidated shareholder’s equity of the Guarantor as shown on the most recent annual audited or quarterly unaudited Consolidated balance sheet of the Guarantor (including, for certainty, to the extent included as shareholder’s equity on such balance sheet, preferred securities and minority interests, but excluding all amounts included in shareholder’s equity attributable to Non-Recourse Assets of the Guarantor).

“Consolidated Tangible Assets” means, at the end of a Fiscal Quarter and as determined in accordance with GAAP on a Consolidated basis for the Guarantor, the total assets of the Guarantor shown on the most recent annual audited or quarterly unaudited Consolidated balance

Alenco - Amended and Restated Credit Agreement

sheet of the Guarantor (excluding (i) goodwill, trademarks, copyrights and other similar intangible assets and (ii) Non-Recourse Assets of the Guarantor); provided, that Consolidated Tangible Assets shall not include any deposits referred to in either (i) or (ii) of the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09, 2.10 or 2.13.

“Declining Lender” has the meaning specified in Section 8.11(c).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, subject to Section 2.21(c), a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to the Issuing Bank in respect of a Letter of Credit Advance and/or make a payment to the Swing Line Bank in respect of a Swing Line Advance (each a “funding obligation”), unless such Lender and at least one other Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) such Lender has notified the Administrative Agent, the Borrower, an Issuing Bank or the Swing Line Bank in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder unless (x) such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement) and (y) at least one other Lender has made a similar notification to the one described in clause (ii)(x), (iii) such Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent or the Borrower, that it will comply with its funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a governmental authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (i) through (v) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a

Alenco - Amended and Restated Credit Agreement

Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Bank and each Lender.

“Direct Credit Substitutes” has the meaning contemplated within the Guidelines published March 1993 by the Office of the Superintendent of Financial Institutions Canada on Capital Adequacy Requirements or within the guidelines, rules or regulations of the Board of Governors of the Federal Reserve System or the Comptroller of the Currency of the United States, in each case as amended from time to time.

“Direct Pay Letters of Credit” means any Letter of Credit other than a Trade Letter of Credit that is contemplated may be used as the primary payment mechanism for an obligation (rather than as a backstop).

“Documentation Agents” has the meaning specified in the recital of parties to this Agreement.

“Documents” means this Agreement, the Guaranty and all certificates, notices and other documents delivered or to be delivered to the Administrative Agent or the Lender Parties, or both, in relation to this Agreement or the Guaranty pursuant hereto or thereto and, when used in relation to any Person, the term “Documents” means and refers to the Documents executed and delivered by such Person.

“Dollar”, “United States Dollar”, “U.S. Dollar” and the sign “$” each means the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other similar actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance having the force or effect of law relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to

Alenco - Amended and Restated Credit Agreement

the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity of the Borrower” means, on any date, the shareholders’ equity appearing in the Borrower’s most recent audited Consolidated financial statements prepared in accordance with GAAP; provided that the total of the book value of issued and fully paid preferred shares shall be included and appraisal increments or appraisal surpluses shall not be included in Equity of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b), (c), (m) and (o) of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver under Section 412(c) of the Internal Revenue Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan in a distress termination pursuant to Section 4041(a)(2) of ERISA (including any such notice of a distress termination with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate for such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

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“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Extended Financing Debt” has the meaning specified in Section 6.01(d).

“Extended Termination Date” has the meaning specified in Section 8.11(a).

“Extending Lender” has the meaning specified in Section 8.11(c).

“Extension Date” has the meaning specified in Section 8.11(a).

“Extension Notice” has the meaning specified in Section 8.11(b).

“Facilities” means any drilling equipment, production equipment and platforms or mining equipment; pipelines, pumping stations and other pipeline facilities; terminals, warehouses and storage facilities; bulk plants; production, separation, dehydration, extraction, treating and processing facilities; gasification or natural gas liquefying facilities, flares, stacks and burning towers; floatation mills, crushers and ore handling facilities; tank cars, tankers, barges, ships, trucks, automobiles, airplanes and other marine, automotive, aeronautical and other similar moveable facilities or equipment; computer systems and associated programs or office equipment; roads, airports, docks (including drydocks); reservoirs and waste disposal facilities; sewers; generating plants (including power plants) and electric lines; telephone and telegraph lines, radio and other communications facilities; townsites, housing facilities, recreation halls, stores and other related facilities; and similar facilities and equipment of or associated with any of the foregoing.

“Federal Bankruptcy Code” means Title 11 of the United States Code.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as

Alenco - Amended and Restated Credit Agreement

published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Instrument Obligations” means obligations arising under:

(a) interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to interest rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time;

(b) currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

(c) commodity swap or hedging agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time.

“Finance Co.” means Encana Holdings Finance Corp., an unlimited liability company incorporated under the laws of Nova Scotia, and any successor thereto.

“Financing Debt” means, with respect to any Person and at any time, all indebtedness for borrowed money of such Person at such time and specifically includes (without duplication):

(a) indebtedness of such Person arising pursuant to bankers’ acceptance facilities, note purchase facilities and commercial paper programs;

(b) indebtedness of such Person for borrowed money evidenced by and owed under a bond, note, debenture or similar instrument;

(c) all indebtedness of such Person representing the deferred purchase price of any property which, in accordance with its terms is, or after giving effect to any renewal or extension provisions of such arrangements may be, payable by such Person more than 12 months after the date of acquisition;

(d) the amounts under Capital Leases under which such Person is the lessee;

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(e) indebtedness of such Person arising pursuant to letters of credit or letters of guarantee securing or supporting any indebtedness referred to in paragraphs (a), (b), (c), (d) and (f) of this definition; and

(f) (i) obligations of such Person under guarantees, indemnities or other contingent obligations securing or supporting any indebtedness or other obligations of any other Person referred to in paragraphs (a), (b), (c), (d) and (e) of this definition, and (ii) all other obligations of such Person incurred for the purpose of or having the effect of providing financial assistance to another Person to secure or support any indebtedness or other obligations of any other Person referred to in paragraphs (a), (b), (c), (d) and (e) of this definition, including endorsements with recourse of bills of exchange constituting or evidencing any such indebtedness or obligations (other than for collection or deposit in the ordinary course of business);

provided that Financing Debt of a Person shall not include (A) any Non-Recourse Debt of such Person, (B) (x) indebtedness under any real property leases entered into before December 31, 2010 (including the Bow Office Lease) and (y) any leases that would have been characterized as operating leases under GAAP as in effect on December 31, 2010 and (C) where such Person is a Wholly-Owned Subsidiary, any of the foregoing which is owed to the Guarantor or another Wholly-Owned Subsidiary; provided, further that indebtedness of the Guarantor under the Guarantor Credit Agreement shall constitute Financing Debt of the Guarantor.

“Fiscal Quarter” means the first three (3) months of the fiscal year as adopted by the Borrower or the Guarantor, as the case may be, from time to time, and each successive period of three (3) months in such fiscal year.

“GAAP” means, with respect to any Person at any time, generally accepted accounting principles in Canada which are in effect from time to time, unless such Person’s most recent audited annual or unaudited interim financial statements are not prepared in accordance with generally accepted accounting principles in Canada, in which case GAAP shall mean generally accepted accounting principles in the United States which are in effect from time to time.

“Governmental/Judicial Body” means:

(a) any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board (including any board having jurisdiction in respect of pipelines or the oil and gas industry generally) and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances;

(b) any Person to whom a government, parliament or legislature, any regulatory or administrative authority, agency, commission or board or any other statute, rule or regulation making entity referred to in paragraph (a) has delegated power or authority under a statute, rule or regulation thereof; and

(c) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

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“Guarantor” means EnCana Corporation, a corporation subsisting under the Canada Business Corporations Act, and its successors.

“Guarantor Credit Agreement” means the Extendible Revolving – Term Credit Facility dated as of October 12, 2011 among the Guarantor, as borrower, the financial and other institutions party thereto from time to time as lenders, and Royal Bank of Canada, as administrative agent, as such agreement may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Guarantor Subsidiary” means, at any time, a Subsidiary of the Guarantor that is then guaranteeing the borrowings and letters of credit under the Guarantor Credit Agreement in accordance therewith.

“Guaranty” means the Second Amended and Restated Guaranty dated as of the date hereof, in substantially the form of Exhibit E-1 hereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof. Upon the execution and delivery of each Amended and Restated Guaranty pursuant to Section 2.19, the term “Guaranty” shall mean such Amended and Restated Guaranty.

“Hazardous Material” means any waste, material or substance that is defined as hazardous in or pursuant to any Environmental Law or which is subject to regulation or control pursuant thereto.

“Increase Date” has the meaning specified in Section 2.19(a).

“Increase Request” has the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(a).

“Indebtedness” means indebtedness created, issued or assumed for borrowed funds, or for the unpaid purchase price of property of the Borrower or a Restricted Subsidiary, and includes, without duplication, indebtedness guaranteed by the Borrower or a Restricted Subsidiary.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial Issuing Bank” means Citibank.

“Initial Lender” has the meaning specified in the recital of parties to this Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the final day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the final day of the immediately preceding Interest Period and ending on the final day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week, two weeks, one,

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two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 P.M. (New York City time) on the second Business Day prior to the first day of such Interest Period, select; provided, however:

(a) the Borrower may not select any Interest Period that ends after the Termination Date unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to the Termination Date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;

(b) whenever the final day of any Interest Period would otherwise occur on a day other than a Business Day, the final day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, if such extension would cause the final day of such Interest Period to occur in the next following calendar month, the final day of such Interest Period shall occur on the next preceding Business Day;

(c) in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one week, two weeks, one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Issuing Bank” means the Initial Issuing Bank and each Eligible Assignee to which a Letter of Credit Sub-Commitment hereunder has been assigned pursuant to Section 8.07 or any other Lender that agrees to become an Issuing Bank, as issuer of a Letter of Credit, so long as such Eligible Assignee or other Lender expressly agrees to perform in accordance with their terms all of the obligations that by their terms are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Letter of Credit Sub-Commitment.

“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Revolving Credit Advances made by an Issuing Bank in accordance with Section 2.04 that have not been funded by the Lenders.

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“L/C Related Documents” has the meaning specified in Section 2.07(b)(ii).

“Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Lender Party” means any Lender, the Swing Line Bank or any Issuing Bank.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or similar Person charged with the reorganization or liquidation of its business or custodian has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means, collectively, the Initial Lenders and each other Person listed on Schedule I hereto or that shall become a party hereto pursuant to Section 2.19 or Section 8.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.04(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.04(a).

“Letter of Credit Sub-Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption ‘Letter of Credit Sub-Commitment’ or, if such Issuing Bank has entered into one or more Assignments and Assumptions, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Issuing Bank’s ‘Letter of Credit Sub-Commitment’, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“LIBO Rate” means, for any Interest Period, the rate of interest per annum, calculated on the basis of a year of 360 days, appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average of the respective rates shown on the display referred to as the “Libo Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service with respect to the Reference Banks in the London interbank market named on such display as of 11:00 A.M. (London, England time) on the second Business Day prior to the first day of such Interest Period, for an amount in the case of each such Reference Bank similar to the amount of the Eurodollar Rate Advance of such Reference Bank to be outstanding during such Interest Period and for a period comparable to such Interest Period; provided, however, that if it is not possible for the Administrative Agent to ascertain such rate as aforesaid or if such rate is for any reason unavailable for any Reference Banks, “LIBO Rate” means, for such Interest Period, the rate of interest per annum, calculated on the basis of a year of 360 days, equal to the rate at which United States Dollars are offered by the principal lending office in London, England of Citibank

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in the London interbank market at approximately 11:00 A.M. (London, England time) on the second Business Day prior to the first day of such Interest Period, for an amount similar to the amount of the Eurodollar Rate Advance of Citibank to be outstanding during such Interest Period and for a period comparable to such Interest Period.

“Lien” means any lien, security interest, mortgage, hypothecation or other charge or encumbrance of any kind.

“Loan Documents” means (a) this Agreement, (b) the Guaranty and (c) each Letter of Credit Agreement, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Loan Parties” means the Borrower and the Guarantor.

“Margin Regulations” means Regulations U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means any material adverse change in the business, operations, properties, assets or financial condition of the Guarantor and its Subsidiaries (including the Borrower) taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Guarantor and its Subsidiaries (including the Borrower) taken as a whole or (b) the ability of the Borrower to pay any amounts owing from time to time under this Agreement or the ability of the Guarantor to pay any amounts owing from time to time under the Guaranty; provided that in no event shall fluctuations in commodity prices for oil and/or natural gas be regarded as an act, event or condition that in and of itself has a Material Adverse Effect.

“Material Guarantor Subsidiary” means from time to time (a) any Subsidiary of the Guarantor (including the Borrower) which, on a Consolidated basis for such Subsidiary and its Subsidiaries, has assets which have a value, as reflected on the Consolidated balance sheet of the Guarantor most recently delivered to the Lenders under any of the Loan Documents, in excess of 10% of the value of the Consolidated assets of the Guarantor and its Subsidiaries (including the Borrower) as reflected therein, and (b) any other Subsidiary so designated by the Guarantor.

“Material Subsidiary” means, at any time, any Subsidiary that has total assets recorded on its then most recently prepared balance sheet in accordance with GAAP exceeding 10% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis (as recorded on the Borrower’s Consolidated balance sheet then most recently delivered to the Lenders hereunder).

“Moody’s” means Moody’s Investor Services, Inc., and its successors.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to

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make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Affected Lender” has the meaning specified in Section 5.02(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Guarantor Subsidiary” means, at any time, a Subsidiary of the Guarantor that is not then a Guarantor Subsidiary.

“Non-Recourse Assets” means the Guarantor’s or any Material Guarantor Subsidiary’s (including the Borrower’s) proportion (determined on a consolidated basis in accordance with GAAP) of assets owned directly or indirectly by the Guarantor or any Material Guarantor Subsidiary (including the Borrower) which meet all of the following conditions: (a) the assets represent a specific Project, whether alone or in association with others, (b) debt for borrowed money is owed to one or more Non-Recourse Creditor(s), was incurred for the purpose of financing the costs of such Project and the recourse of such creditors in relation to such debt is limited to the assets of such Project (including equity interests and investments in any Non-Recourse Subsidiary), and (c) neither the Guarantor nor any Material Guarantor Subsidiary (including the Borrower) is liable or has issued a guarantee in respect of any such debt, other than any such debt or any such guarantee in respect of which the recourse thereunder is limited to the assets of such Project (including equity interests and investments in any Non-Recourse Subsidiary); provided that upon all such debt to all such creditors in respect of any such assets being repaid, such assets shall then cease to be Non-Recourse Assets.

“Non-Recourse Creditor” means an arm’s-length creditor whose recourse is limited to Non-Recourse Assets, to the exclusion of any and all other recourse, whether directly or indirectly, by way of guarantees or otherwise, against the Guarantor or any Material Guarantor Subsidiary (including the Borrower) in respect of such debt or liability referred to in the definition of Non-Recourse Assets except for non-recourse guarantees and/or non-recourse pledges which are limited in recourse to equity interests and investments in any Non-Recourse Subsidiary.

“Non-Recourse Debt” means debt incurred for the purpose of financing the costs of a specific Project and due or otherwise owing to a Non-Recourse Creditor.

“Non-Recourse Subsidiary” means a Subsidiary whose material assets are Non-Recourse Assets.

“Notice” has the meaning specified in Section 8.02(c).

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“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.04(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.03(a).

“Original Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Other Taxes” has the meaning specified in Section 2.15(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in clause (d) of Section 8.07.

“Patriot Act” has the meaning assigned to such term in Section 4.01(k).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan, in each case that is subject to ERISA.

“Platform” has the meaning specified in Section 8.02(b).

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Administrative Agent, the Issuing Bank or the Swing Line Bank has in good faith determined and notified the Borrower and (in the case of the Issuing Bank or the Swing Line Bank) the Administrative Agent that such Lender or its Parent Company or a Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent or, in the case of clause (ii), the Issuing Bank or the Swing Line Bank, as the case may be, in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction, the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate of the

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Revolving Credit Commitments of all Lenders at such time. Any termination or cancellation of a Lender’s Revolving Commitment pursuant to an exercise of remedies under Article VI shall not operate to reduce such Lender’s Revolving Credit Commitment for purposes of this definition.

“Project” means the acquisition, construction and development of previously undeveloped or newly acquired assets forming an economic unit capable of generating sufficient cash flow, on the basis of reasonable initial assumptions, to cover the operating costs and debt service required to finance the undertaking relating to such assets over a period of time which is less than the projected economic life of the assets, and includes any commercial operation for which such assets were so acquired, constructed or developed and which is subsequently carried on with such assets by such economic unit and, for certainty, includes each such Project which exists as of the date of this Agreement or which is acquired, created or comes into existence after such date.

“Public Material Subsidiary” means any Material Guarantor Subsidiary that has had Publicly Traded Securities at all times since such Material Guarantor Subsidiary first became a Material Guarantor Subsidiary.

“Publicly Traded Securities” means (a) securities of a corporation which are listed on any stock exchange and are entitled to share without limitation in a distribution of the assets of such corporation upon any liquidation, dissolution or winding-up of such corporation and includes any securities convertible or exchangeable into such securities; and (b) with respect to a partnership, limited liability company or other entity, means securities of such partnership, limited liability company or other entity which are listed on any stock exchange and represent income interests or capital interests in such partnership, limited liability company or other entity and includes any securities convertible or exchangeable into such securities.

“Purchase Money Mortgage” means any mortgage, hypothecation, charge or other encumbrance on property or assets created, issued or assumed to secure a Purchase Money Obligation in respect of such property or assets and also means any agreement or other instrument entered into for the acquisition of or right to acquire any property or assets or any interest therein in which agreement or instrument there is reserved or which obligates the Borrower or a Restricted Subsidiary to pay a royalty, rent or percentage of profits or proceeds won from such property or assets and which charges or secures such property or assets or interest therein or the lands containing the same with the payment thereof and includes any extension, renewal, refunding or refinancing thereof so long as the principal amount outstanding immediately prior to the date of such extension, renewal, refunding or refinancing is not increased; provided that such mortgage, hypothecation, charge, encumbrance, agreement or other instrument is created, issued or assumed prior to, concurrently with or within 180 days following the acquisition of such property or assets, except in the case of property or assets on which improvements are constructed, installed or added, in which case the same shall be created or issued within a period of 180 days after Substantial Completion of such improvements.

“Purchase Money Obligation” means any Indebtedness assumed as, or issued and incurred to provide funds to pay, all or part of (a) the purchase price (which shall be deemed to include any costs of construction or installation) of any property or assets acquired after the date

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of this Agreement or (b) the cost of improvements made after the date of this Agreement to any property or assets.

“Reference Banks” means Bank of America, N.A., The Royal Bank of Scotland N.V., (Canada) Branch, Citibank, Barclays Bank, JPMorgan and up to two other Lenders as shall be agreed from time to time by the Borrower and each of the Lenders.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, spraying, abandonment, depositing, seeping, placing or dumping.

“Requested Lender” has the meaning specified in Section 8.11(a).

“Requested RCC Increase” has the meaning specified in Section 2.19(a).

“Required Lenders” means at any time Lenders owed in excess of 50% of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having in excess of 50% of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments of such Lender at such time.

“Restricted Property” means any oil, gas or mineral property of a primary nature located in Canada or the United States and any facilities located in Canada or the United States directly related to the mining, processing or manufacture of hydrocarbons or minerals, or any of the constituents thereof or the derivatives therefrom and includes Voting Shares or other interests of a corporation or other Person which owns such property or facilities, but does not include (a) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Restricted Property, (b) any property which, in the opinion of the Board of Directors of the Guarantor, is not materially important to the total business conducted by the Guarantor and its Subsidiaries as an entirety, or (c) any portion of a particular property which, in the opinion of the Board of Directors of the Guarantor, is not materially important to the use or operation of such property.

“Restricted Subsidiary” means a Subsidiary of the Borrower which owns at the time Restricted Property; provided, however, such term shall not include any Subsidiary whose Consolidated Net Tangible Assets do not at such time exceed 2% of the Consolidated Net Tangible Assets of the Guarantor at such time.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption ‘Revolving

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Credit Commitment’ or, if such Lender has entered into one or more Assignments and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender’s ‘Revolving Credit Commitment’, as such amount may be reduced or increased at or prior to such time pursuant to Section 2.06 or Section 2.19.

“Section 2.19 Effective Date” has the meaning specified in the Section 2.19(d).

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC company, and its successors.

“Senior Financial Officer” means the Borrower’s chief financial officer, Vice-President, Finance, Comptroller, Assistant Comptroller, Treasurer or Assistant Treasurer or any other officer of the Borrower having a similar title or position.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Standby Letter of Credit” means any Letter of Credit issued hereunder, other than a Trade Letter of Credit or a Direct Pay Letter of Credit.

“Subsidiary” of any Person means: (a) any corporation of which Voting Shares issued by such corporation and carrying more than 50% of the voting rights attached to all outstanding Voting Shares issued by such corporation are owned, directly or indirectly, by or for such Person and/or by or for any corporation in like relation to such Person and includes any corporation in like relation to a Subsidiary; provided, however, that such term shall not include any corporation (or its subsidiaries) which has had Publicly Traded Securities at all times since it first would otherwise have become a Subsidiary; and (b) any partnership, limited liability company or other business entity of which at least a majority of the outstanding income interest or capital interests are at the time directly, indirectly or beneficially owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; provided, however, that such term shall not include any partnership, limited liability company or other business entity (or its subsidiaries) which has had Publicly Traded Securities at all times since it first would otherwise have become a Subsidiary.

“Substantial Completion” means, with respect to an improvement, the point at which the improvement is ready for use or is being used for the purpose for which it was intended.

“Successor” has the meaning specified in Section 5.02(a).

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to Section 2.03(a).

“Swing Line Bank” has the meaning specified in the recital of parties to this Agreement.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Lenders pursuant to Section 2.03(a).

Alenco - Amended and Restated Credit Agreement

“Swing Line Sub-Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption ‘Swing Line Sub-Commitment’ or, if such Lender has entered into one or more Assignments and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender’s ‘Swing Line Sub-Commitment’, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Syndication Agents” has the meaning specified in the recital of parties to this Agreement.

“Take-over” has the meaning specified in Section 5.02(d).

“Target” has the meaning specified in Section 5.02(d).

“Taxes” has the meaning specified in Section 2.15(a).

“Termination Date” means October 31, 2015, or, if extended pursuant to Section 8.11, the Extended Termination Date or, in any case, if earlier, the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

“Trade Letter of Credit” means any Letter of Credit that is issued for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such inventory.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by each Issuing Bank pursuant to Section 2.04(c) that have not been ratably funded by such Lender and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances then outstanding, in each case after giving effect to any adjustments made in accordance with Section 2.21(a).

“Value” means:

(a)	150% of the face value of United States Dollar funds or debt instruments of the United States Government maturing within 12 months; and

(b)	in respect of any other assets of the Borrower, the fair market value of such assets as determined by the board of directors of the Borrower.

“Voting Shares” means shares of any class of any corporation carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to

Alenco - Amended and Restated Credit Agreement

vote accruing to shares of another class or classes by reason of the happening of such an event, or solely because the right to vote may not be exercisable under the charter of the corporation.

“Wholly-Owned Subsidiary” means (a) any corporation of which 100% of the outstanding shares having by the terms thereof ordinary voting power to vote with respect to the election of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for so long as it continues) is at the time directly, indirectly or beneficially owned or controlled by the Guarantor or one or more of its Wholly-Owned Subsidiaries or by the Guarantor and one or more of its Wholly-Owned Subsidiaries, or (b) any partnership of which 100% of the outstanding income interests and capital interests is at the time directly, indirectly or beneficially owned or controlled by the Guarantor or one or more of its Wholly-Owned Subsidiaries or by the Guarantor and one or more of its Wholly-Owned Subsidiaries.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Principles. Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other document related hereto, such determination or calculation shall to the extent applicable and except as otherwise specified herein or as otherwise in writing by the parties, be made in accordance with GAAP applied on a consistent basis; provided that

(a) if (i) there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e), that is material in respect of the calculation of any financial term set forth in this Agreement (the “Financial Terms”), or (ii) the Borrower adopts a material change in an accounting policy in order to more appropriately present events or transactions in its financial statements, the Borrower shall give prompt notice (the “Accounting Change Notice”) of such change to the Administrative Agent and the Lenders (any change described in clause (i) or (ii), an “Accounting Change”);

(b) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of such Accounting Change (or if, within 45 days of receipt of an Accounting Change Notice, the Administrative Agent or the Required Lenders request an amendment of any provision hereof for such purpose), then the Borrower, the Administrative Agent and the Required Lenders shall in good faith attempt to agree on a revised method of calculating such Financial Terms so as to reflect equitably such Accounting Change with the desired result that the result of the evaluation of the Borrower’s financial condition shall be substantially the same after such Accounting Change as if such Accounting Change had not been made; provided that such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith; and

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(c) for the avoidance of doubt, if no notice of a desire to revise the method of calculating the Financial Terms in respect of an Accounting Change is given by either the Borrower, the Administrative Agent or the Required Lenders within the applicable time period described in clause (ii) above, then the method of calculating the Financial Terms shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Terms shall be determined after giving effect to such Accounting Change.

(d) If a Compliance Certificate is delivered in respect of a Fiscal Quarter or Fiscal Year in which an Accounting Change is implemented without giving effect to any revised method of calculating any of the Financial Terms, and subsequently, as provided above, the method of calculating one or more of the Financial Terms is revised in response to such Accounting Change, the Borrower shall deliver a revised Compliance Certificate. Any Event of Default which arises as a result of the Accounting Change and which is cured by this Section 1.03 shall be deemed to have never occurred.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (the “Revolving Credit Advances”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed such Lender’s Unused Commitment at such time. Each Borrowing shall be in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits set forth in this Section 2.01(a), the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the “Letters of Credit”) for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 60 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by such Issuing Bank not to exceed at any time outstanding such Issuing Bank’s Letter of Credit Sub-Commitment at such time minus the aggregate principal amount of all Letter of Credit Advances relating to Letters of Credit issued by such Issuing Bank outstanding at such time and (ii) for any Letter of Credit not to exceed the aggregate Unused Commitments at such time. No Letter of Credit shall have an expiration date later than 60 days before the Termination Date. Within the limits set forth in this Section 2.01(b), the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). The Borrower may request the issuance of Direct Pay Letters of Credit and Standby Letters of Credit.

(c) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an aggregate

Alenco - Amended and Restated Credit Agreement

amount not to exceed at any time outstanding $25,000,000 and (ii) in an amount for each such Swing Line Borrowing not to exceed $25,000,000; provided, however, that the Swing Line Bank shall not make a Swing Line Advance hereunder in an amount in excess of the aggregate Unused Commitments at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of this Section 2.01(c), so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.07(c) or prepay pursuant to Section 2.11 and reborrow under this Section 2.01(c).

SECTION 2.02. Making the Revolving Credit Advances. (a) Except in the case of a Borrowing for which the conditions precedent set forth in Section 3.02(b) must be satisfied, each Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) (x) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or (y) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (together with each notice of a Borrowing described in the next succeeding sentence of this Section 2.02(a), a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto or, with respect to any such notice delivered prior to the date hereof, in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Revolving Credit Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. In the case of a Borrowing for which the conditions precedent set forth in Section 3.02(b) must be satisfied, (A) such Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) on the seventh Business Day prior to the date of the proposed Borrowing, whether such Borrowing is to consist of Eurodollar Rate Advances or Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or telex, and (B) the Notice of Borrowing relating to such Borrowing shall contain a request for a waiver setting forth specifically the Default or event which, but for the application of the last sentence of Section 6.01, would be such a Default that is requested to be waived by the Required Lenders, or by each of the Lenders, as set forth in Section 3.02(b). Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Rate Advances), and before 2:00 P.M. (New York City time) on the date of such Borrowing (in the case of a Borrowing consisting of Base Rate Advances), make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02 or at an account designated by the Borrower to the Administrative Agent in such Notice of Borrowing; provided, however, that (x) the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon and fees and other amounts due and payable in respect of such Letter of Credit Advances to and as of such date, available to the appropriate Issuing Bank and/or other Lenders for repayment of such Letter of Credit Advances and (y) the Administrative Agent shall next make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances outstanding on the date of such Borrowing, plus interest

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accrued and unpaid thereon, available to the Swing Line Bank and/or other Lenders for repayment of such Swing Line Advances.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13, and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than twenty separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing comprised of Eurodollar Rate Advances or prior to 1:00 P.M. (New York City time) on the date of the proposed disbursement of any Borrowing comprised of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion of any Borrowing available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent on demand such Lender’s ratable portion of such Borrowing and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the Federal Funds Rate for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Administrative Agent; provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Borrower covenants and agrees that, without prejudice to any rights the Borrower may have against such Lender, the Borrower shall repay to the Administrative Agent upon demand therefor by the Administrative Agent such Lender’s ratable portion of such Borrowing and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the Base Rate in the case of a Base Rate Advance and the Eurodollar Rate in the case of a Eurodollar Rate Advance, plus the Applicable Margin with respect thereto, for each day from the date such amount is made available to the Borrower until such amount is repaid to the Administrative Agent. The amount payable to the Administrative Agent hereunder shall be set forth in a certificate delivered by the Administrative Agent to such Lender and the Borrower (which certificate shall contain reasonable details concerning the calculation of the amount payable) and shall be prima facie evidence thereof, in the absence of manifest error. If such Lender shall repay to the Administrative Agent such amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make

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its Revolving Credit Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Making the Swing Line Advances (a) Each Swing Line Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) on the Business Day of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). If, in its sole discretion, it elects to make the requested Swing Line Advance, the Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02 or at an account designated by the Borrower to the Administrative Agent in such Notice of Borrowing. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand up to the amount of such Lender’s Swing Line Sub-Commitment, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 12:00 noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(b) Each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.

SECTION 2.04. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Except in the case of a Letter of Credit issuance for which the conditions

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precedent set forth in Section 3.02(b) must be satisfied, each Letter of Credit shall be issued upon notice, given not later than 12:00 noon (New York City time) on the third Business Day, except in the case of an initial issuance that occurs less than three Business Days after the date hereof, in which case such notice may be given not later than 12:00 noon (New York City time) on the second Business Day, prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank and the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of issuance of a Letter of Credit (together with each notice of issuance described in the next succeeding sentence of this Section 2.04(a), a “Notice of Issuance”) shall be in writing, or telecopier, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). In the case of a Letter of Credit issuance for which the conditions precedent set forth in Section 3.02(b) must be satisfied, (A) such Letter of Credit shall be issued upon notice, given not later than 12:00 noon (New York City time) on the seventh Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank and the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, and (B) the Notice of Issuance relating to such Letter of Credit issuance shall contain a request for a waiver setting forth specifically the Default or event which, but for the application of the last sentence of Section 6.01, would be such a Default that is requested to be waived by the Required Lenders, or by each of the Lenders, as set forth in Section 3.02(b). If (I) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole and reasonable discretion, and (II) such Issuing Bank has received notice from the Administrative Agent that the Issuing Bank may issue such Letter of Credit (which notice shall be sent by the Administrative Agent to the Issuing Bank if the applicable conditions set forth in Article II and III have been fulfilled and the Administrative Agent has not received any notice of objection to such issuance from the Required Lenders), then such Issuing Bank will make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. Each Issuing Bank shall furnish to the Administrative Agent on the first Business Day of each week a written report summarizing the issuance date, Available Amount and expiration date with respect to each Letter of Credit issued by such Issuing Bank during the previous week.

(c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Administrative Agent, each Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Lender, such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to

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purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided notice of such demand is given not later than 12:00 noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any other Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent and each Lender (with a copy to the Borrower ) on the last Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the month then ended and drawings during such month under all Letters of Credit and (B) to the Administrative Agent and each Lender (with a copy to the Borrower) on the last Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the calendar quarter then ended of all Letters of Credit issued by such Issuing Bank.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.04(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.05. Fees. (a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee on the average daily amount of such Lender’s Revolving Credit Commitment, minus the aggregate of (i) the average daily outstanding principal amount of such Lender’s Revolving Credit Advances and Swing Line Advances and (ii) such Lender’s Pro Rata Share of the average daily outstanding Available Amount of all Letters of Credit, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption or amendment to this Agreement, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the final Business Day of each March, June, September and December, in respect of the calendar quarter ending on the final day of such March, June, September or December, as the case may be, commencing December 31, 2011, and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

Alenco - Amended and Restated Credit Agreement

(b) Letter of Credit Fees.

(i) The Borrower shall pay (A) to the Administrative Agent for the account of an Issuing Bank an issuance fee of 0.10% of the Available Amount for each Letter of Credit issued by such Issuing Bank, payable on the date on which such Letter of Credit shall be issued by such Issuing Bank and (B) to such Issuing Bank, such other commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit issued by such Issuing Bank as the Borrower and such Issuing Bank shall agree, payable from time to time as agreed between the Borrower and such Issuing Bank;

(ii) The Borrower shall pay to the Administrative Agent for the account of each Lender an issuance fee on the average daily outstanding Available Amount of all Letters of Credit, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption or amendment to this Agreement, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the later of the Termination Date and the date on which all obligations of the Issuing Banks under this Agreement under all Letters of Credit terminate, at a rate per annum equal to the Applicable Fee Rate for the Letters of Credit, in effect from time to time, and payable in arrears quarterly on the final Business Day of each March, June, September and December, in respect of the calendar quarter ending on the final day of such March, June, September or December, as the case may be, commencing December 31, 2011, and on the Termination Date and, if later, the date on which all obligations of the Issuing Banks under this Agreement under all Letters of Credit terminate.

(c) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed in writing between the Borrower and the Administrative Agent.

SECTION 2.06. Termination or Reduction of the Commitments. (a) The Borrower shall have the right, upon at least two (2) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the Revolving Credit Commitments or the Swing Line Sub-Commitments of the Lenders or the Letter of Credit Sub-Commitments of the Issuing Banks, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. In the event that the Letter of Credit Sub-Commitments or the Swing Line Sub-Commitments at any time exceed the Revolving Credit Commitments, the Letter of Credit Sub-Commitments or the Swing Line Sub-Commitments, as the case may be, shall at such time automatically be reduced to an amount equal to the amount of the Revolving Credit Commitments. The Administrative Agent shall give each Lender and each Issuing Bank prompt notice of any such reduction of the Revolving Credit Commitments, the Swing Line Sub-Commitments and/or the Letter of Credit Sub-Commitments.

(b) The Borrower may terminate the Unused Commitment of a Defaulting Lender, and terminate a Defaulting Lender as Swing Line Bank or Issuing Bank upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), provided, that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swing Line Bank or any Lender may have

Alenco - Amended and Restated Credit Agreement

against such Defaulting Lender, including without limitation in respect of any breach of such Defaulting Lender of its obligations under this Agreement prior to such termination.

(c) If any Lender or Issuing Bank makes demand for any amounts under Section 2.12 or asserts a claim under Section 2.13, or the Borrower becomes obligated to pay additional amounts to such Lender under Section 2.15, and such Lender is unable to designate a different Applicable Lending Office as provided in Section 2.17(a), then the Borrower may (i) designate another bank that is an Eligible Assignee to replace such Lender or Issuing Bank in accordance with, and subject to the conditions and restrictions contained in, Section 2.17 or (ii) if there are no Letters of Credit and no Letter of Credit Advances then outstanding, (A) pay or prepay the aggregate principal amount of all Advances owing to such Lender, together with accrued interest thereon to the date of such prepayment, and all fees and other amounts due and payable to such Lender or Issuing Bank under any provision of this Agreement (including, but not limited to, any amounts owing under this Section 2.12 or Section 2.15 or 8.04(c)) as of the date of such payment or prepayment and (B) terminate in whole such Lender’s or Issuing Bank’s Commitment or Commitments (and if the total Letter of Credit Sub-Commitments of all remaining Issuing Banks would be greater than the total Revolving Credit Commitments of all remaining Lenders, reduce pro-rata the Letter of Credit Sub-Commitments of such remaining Issuing Banks to an aggregate amount equal to the total Revolving Credit Commitments of the remaining Lenders.

SECTION 2.07. Repayment of Advances. (a) Revolving Credit Advances. On the Termination Date, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of the Revolving Credit Advances outstanding on the Termination Date.

(b) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the first Business Day next succeeding the date on which such Letter of Credit Advance was made, the outstanding principal amount of such Letter of Credit Advance.

(ii) The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

Alenco - Amended and Restated Credit Agreement

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

SECTION 2.08. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender or Issuing Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears (1) in the case of a Revolving Credit Advance, quarterly on the final day of each March, June, September and December during such periods and on the date such Revolving Credit Advance shall be Converted or paid in full and (2) in the case of a Letter of Credit Advance, on demand and on the date such Letter of Credit Advance shall be paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance, plus (B) the Applicable Margin in effect from time to time, payable in arrears on the final day of such Interest Period and, if such Interest Period has a duration of more than three

Alenco - Amended and Restated Credit Agreement

months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

SECTION 2.09. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the final day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the final day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the final day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to Convert Advances into Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert the whole or any part of the Revolving Credit Advances of one Type comprising the same Borrowing made to the Borrower into Revolving Credit Advances of the other Type; provided, however, any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the final day of an Interest Period for such Eurodollar Rate Advances and any

Alenco - Amended and Restated Credit Agreement

Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $1,000,000 and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.11. Optional Prepayments of Advances. The Borrower may, upon at least one Business Day’s notice to the Administrative Agent not later than 12:00 noon (New York City time) for Base Rate Advances, and upon at least two (2) Business Days’ notice to the Administrative Agent not later than 12:00 noon (New York City time) for Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances or Swing Line Advances, as the case may be, comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, (a) each partial prepayment of (i) Revolving Credit Advances shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) Swing Line Advances shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (b) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation subsequent to the date hereof or (ii) the compliance with any written guideline or request from any central bank or other governmental authority (whether or not having the force of law), announced, issued, made or imposed subsequent to the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or to any Issuing Bank of agreeing to issue or issuing or maintaining Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) ,(ii) changes in the basis of taxation of overall net income or overall gross income (or the basis of taxation on capital, branch profits or franchises imposed in lieu of net or gross income taxes) by the United States or by the foreign jurisdiction or state under the laws of which such Lender or Issuing Bank is organized or has its Applicable Lending Office or any political subdivision thereof and (iii) FATCA), then the Borrower shall from time to time, upon demand by such Lender or Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or Issuing Bank additional amounts sufficient to compensate such Lender or Issuing Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender or Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error; provided, however, that the Borrower shall not be obligated to pay to such Lender such amounts unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph.

(b) If any Lender Party acting reasonably determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s Revolving Credit Commitment, Swing Line Sub-Commitment or Letter of Credit Sub-Commitment or

Alenco - Amended and Restated Credit Agreement

other commitments of such type or is increased by or, if applicable, based upon the issuance by such Issuing Bank of any Letter of Credit and other letters of credit of such type, then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party or such corporation in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s Revolving Credit Commitment, Swing Line Sub-Commitment or Letter of Credit Sub-Commitment or outstanding Letters of Credit; provided, however, that the Borrower shall not be obligated to pay to such Lender such amounts unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph. A certificate as to such amounts, submitted to the Borrower and the Administrative Agent by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error in the calculation of such amounts.

(c) Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender Party pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender Party notifies the Borrower of the circumstances giving rise to such increased costs or reductions, and of such Lender Party’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) For the avoidance of doubt, this Section 2.12 shall apply to all requests, rules, guidelines or directives concerning capital adequacy (i) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender Party shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender Party or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lender Parties that the circumstances causing such suspension no longer exist.

SECTION 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in United States Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.05(b), 2.12, 2.15, 2.21 or 8.04(c)) to the Lenders or Issuing Banks to which such amounts shall be payable for the account of their respective

Alenco - Amended and Restated Credit Agreement

Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or Issuing Bank to such Lender or Issuing Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender and Issuing Bank, if and to the extent payment owed to such Lender or Issuing Bank is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender or Issuing Bank any amount so due.

(c) All computations of interest based on the rate of interest referred to in clause (a) of the definition of the term “Base Rate” in Section 1.01 shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the rate of interest referred to in clause (b) or (c) of the definition of the term “Base Rate” in Section 1.01 and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the final day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or Issuing Bank on such due date an amount equal to the amount then due such Lender or Issuing Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or Issuing Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or Issuing Bank together with interest thereon, for each day from the date such amount is distributed to such Lender or Issuing Bank until the date such Lender or Issuing Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.15. Taxes. (a) Subject to Sections 2.15(e), (f) and (h), any and all payments by the Borrower under any Document and Loan Document shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the

Alenco - Amended and Restated Credit Agreement

United States or any political subdivision or taxing authority thereof or therein or any other jurisdiction from or through which the Borrower makes payment hereunder, excluding, (i) in the case of each Lender Party and the Administrative Agent, taxes imposed on its overall net income or capital, branch profits taxes and franchise taxes imposed on it in lieu of net income taxes by the jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender Party, taxes imposed on its overall net income or capital, branch profits taxes and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction in which the principal office or such Lender Party’s Applicable Lending Office is located or any political subdivision thereof or any taxes imposed by Sections 864(c)(7) or 877 of the Internal Revenue Code, or any similar provision of law and (ii) any United States withholding tax imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under any Document or Loan Document being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Document or Loan Document to any Lender Party or the Administrative Agent, or, if the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum paid or payable under any Document or Loan Document to any Lender Party, (i) the sum payable by the Borrower shall be increased by the Borrower as may be necessary so that, after making all required deductions (including deductions, whether by the Borrower or the Administrative Agent, applicable to additional sums payable under this Section 2.15) such Lender Party and the Administrative Agent receive an amount equal to the sum they each would have received had no such deductions been made (for example, and without limitation of the generality of the foregoing, if the sum paid or payable hereunder from or in respect of which the Borrower or the Administrative Agent shall be required to deduct any Taxes is interest, the interest payable by such Borrower shall be increased by the Borrower as may be necessary so that, after making all required deductions (including deductions applicable to additional interest), such Lender Party and the Administrative Agent each receive interest equal to the interest they each would have received had no such deduction been made), (ii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall make such deductions and (iii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under any Document or Loan Document or from the execution, delivery or registration of, performing under, or otherwise with respect to, any Document or Loan Document (hereinafter referred to as “Other Taxes”).

(c) Subject to Sections 2.15(e), (f) and (h), the Borrower shall indemnify each Lender Party and the Administrative Agent for and hold each Lender Party and the Administrative Agent harmless against the full amount of Taxes or Other Taxes imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes by or on behalf of the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is

Alenco - Amended and Restated Credit Agreement

issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender Party (but only so long as such Lender Party remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement and, in the case of a Lender Party claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit H. If the form provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, if at the date of the Assignment and Assumption pursuant to which a Lender Party assignee becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(ii) If a payment made to a Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.15(e)(ii) FATCA shall include any Treasury regulations or interpretations thereof.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof occurring subsequent to the date on which a form, certificate or other document originally was required to be

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provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under Section 2.15(a) or Section 2.15(c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender Party shall reasonably request to assist the Lender Party to recover such Taxes.

(g) In the event that an additional payment is made under Section 2.15(a) or Section 2.15(c) for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding; provided that the Borrower, upon the request of such Lender Party, agrees to pay the amount paid over to the Borrower (plus penalties, interest and other reasonable charges) to such Lender Party in the event such Lender Party is required to repay such credit, relief, remission or repayment to the applicable taxation authority. Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h) Upon the request of Borrower or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender Party, any Lender Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower two original Internal Revenue Service form W-9 or any successor or other form prescribed by the Internal Revenue Service. If any Lender Party fails to deliver Internal Revenue Service form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Borrower may withhold from any payment to such Lender Party the applicable backup withholding tax imposed by the Internal Revenue Code and remit such amount to the applicable taxation authority if required by law, without reduction, and such Lender Party shall not be entitled to any additional amounts under this Section 2.15 with respect to Taxes imposed by the United States by reason of such failure.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

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(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower agrees that any Lender so purchasing a participation from another Lender by delivering payment pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, asserts a claim under Section 2.13 or requires the Borrower to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15 (or eliminate any claim under Section 2.13), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise cause more than an insubstantial disadvantage to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. So long as no Default is continuing, if (i) the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 2.12 or 2.15, (ii) any Eurodollar Rate Advance is required to be Converted into a Base Rate Advance pursuant to Section 2.13, in the case of clause (i) or this clause (ii) as a result of any condition described in such Sections that is not generally applicable to all the Lenders, (iii) any Lender fails to extend the Termination Date in accordance with Section 8.11, (iv) any Lender is a Defaulting Lender or (v) any Lender does not approve any consent, waiver or amendment that (x) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (y) has been approved by the Required Lenders (a “Non-Approving Lender”), then the Borrower may, at its sole expense and effort, within fifteen (15) days of being notified of such condition or circumstance, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07;

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(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18. Use of Proceeds. (a) Subject to the provisions of subsection (b) of this Section 2.18, the proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower (including, without limitation, the making of loans by the Borrower to any of its Affiliates, provided that such Affiliate is a Wholly-Owned Subsidiary) and its Subsidiaries; provided, however, that, except as specifically provided in, and in accordance with the terms of, Section 5.02(d), none of such proceeds shall be used by the Borrower or any of its Subsidiaries or Affiliates to acquire any equity security of any issuer pursuant to a general solicitation, exchange offer or tender offer for, or pursuant to a request or invitation for tenders of, such security unless the board of directors of such issuer shall have approved and recommended such general solicitation, exchange offer, tender offer or request or invitation for tender at or prior to the initiation thereof.

(b) Notwithstanding anything to the contrary contained herein, the Borrower agrees that none of the proceeds of the Advances or drawing under any Letter of Credit shall be used by the Borrower or any of its Subsidiaries, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

SECTION 2.19. Increase of Commitments (a) The Borrower may, at any time on or after a Section 2.19 Effective Date, but in any event not more than two times during any calendar year, make a written request (an “Increase Request”) to the Administrative Agent (who shall forward a copy to each Lender) that the Revolving Credit Commitments of the Lenders be increased in (i) an aggregate amount for each Increase Request of not less than $25,000,000 and integral multiples of $1,000,000 in excess thereof (such amount being the “Requested RCC Increase”) and (ii) an aggregate amount for such Increase Request, together with the aggregate amount by which the Revolving Credit Commitments of the Lenders were previously increased pursuant to this Section 2.19, if any, not to exceed $400,000,000. Such Increase Request shall include (A) a certification by a Senior Financial Officer of the Borrower that no Default has occurred and is continuing and all representations and

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warranties contained herein are true and correct in all material respects on and as of the date of the Increase Request (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date) and (B) the written consent of the Guarantor to such Increase Request together with a written confirmation, in a form reasonably acceptable to the Administrative Agent, by the Guarantor that the Amended and Restated Guaranty applies to any increase of a Lender’s Revolving Credit Commitment and any amounts made available by an Eligible Assignee pursuant to the terms hereof. Any such increase in Revolving Credit Commitments shall be effective as of a date (the “Increase Date”) specified in the related Increase Request that is (I) prior to the Termination Date and (II) at least 15 Business Days after the date of such Increase Request. Each Increase Request shall specify the date by which Lenders who wish to increase their Revolving Credit Commitments must consent to such increase, which date (the “Commitment Date”) shall be no later than 5 Business Days prior to the related Increase Date. Each Lender that is willing to increase its Revolving Credit Commitment (each such Lender, an “Increasing Lender”) shall notify the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment, which amount shall not exceed the amount specified in the relevant Increase Request. Any Lender that does not notify the Administrative Agent by the Commitment Date shall be deemed to have elected not to increase its Commitment. No Lender shall be obligated to increase its Revolving Credit Commitment pursuant to this Section 2.19 and any such increase shall be in the sole discretion of each Lender and shall be subject to the consent of the Administrative Agent, the Issuing Banks and the Swing Line Bank, such consent not to be unreasonably withheld or delayed. If the Increasing Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested increase, the requested increase shall be allocated among the Increasing Lenders ratably in accordance with the amount by which they offered to increase their respective Revolving Credit Commitments on or prior to the Commitment Date.

(b) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Increasing Lenders are willing to participate in the requested increase. If the aggregate amount by which the Increasing Lenders are willing to increase their Revolving Credit Commitments on any such Commitment Date is less than the requested amount, then any one or more Eligible Assignees designated by the Borrower that agree to provide Revolving Credit Commitments may become party to this Agreement by executing and delivering, together with the Borrower, an Accession Letter Agreement pursuant to which such Eligible Assignee shall become a party to this Agreement and, to the extent provided therein, shall have the rights and obligations of a Lender hereunder; provided that each such Eligible Assignee shall provide a Revolving Credit Commitment in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) On each Increase Date, (i) each Eligible Assignee that accepts an offer to participate in a requested Revolving Credit Commitment increase in accordance with Section 2.19(b) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender shall be increased as of such Increase Date by the amount set forth in its notice delivered to the Administrative Agent in accordance with Section 2.19(a) (or by the amount allocated to such Lender pursuant to the final sentence of Section 2.19(a) and (ii)) if on such date there are Advances outstanding, appropriate adjustments shall be made among the Lenders to cause each Lender to hold its Pro Rata Share of such outstanding Advances as of the Increase Date.

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(d) The Borrower may from time to time in accordance with Section 2.19(a) make an Increase Request on and after a date (each such date, the “Section 2.19 Effective Date”) on which the Administrative Agent shall have received the following in respect of the Requested RCC Increase set forth in such Increase Request, each dated as of the applicable Section 2.19 Effective Date, in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) Certified copies of the resolutions of the board of directors of the Borrower approving the transactions contemplated by the applicable Requested RCC Increase, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the transactions contemplated by this Section 2.19.

(ii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign an Increase Request and the other documents to be delivered by the Borrower under this Section 2.19.

(iii) An Amended and Restated Guaranty, duly executed by the Guarantor in respect of all obligations of the Borrower under this Agreement after giving effect to the Requested RCC Increase set forth in such Increase Request.

(iv) Certified copies of the resolutions of the Board of Directors of the Guarantor authorizing the applicable Amended and Restated Guaranty and authorizing the guaranty of the Requested RCC Increase and all other obligations of the Borrower under this Agreement, including without limitation, any obligations of the Borrower arising under this Section 2.19, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the applicable Amended and Restated Guaranty and the transactions contemplated by this Section 2.19.

(v) A certificate of the Secretary or an Assistant Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign the applicable Amended and Restated Guaranty and the other documents to be delivered by the Guarantor hereunder.

(vi) An opinion of internal counsel or an Associate General Counsel for, or acting on behalf of, the Borrower and the Guarantor, substantially in the form of Exhibit D-1.

(vii) An opinion of New York counsel to each of the Borrower and the Guarantor, substantially in the form of Exhibit D-2 or otherwise in a form reasonably satisfactory to the Administrative Agent.

SECTION 2.20. Evidence of Debt (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender Party, in which accounts

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(taken together) shall be recorded (i) the date, amount and type of each Advance made hereunder, and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption and Accession Letter Agreement delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender Party under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.21. Defaulting Lenders. (a) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i) such Defaulting Lenders’ Pro Rata Share of the L/C Obligations and Swing Line Advances will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (A) the sum of each Non-Defaulting Lender’s aggregate principal amount of Revolving Credit Advances and allocated share of the L/C Obligations and Swing Line Advances may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent or any Lender Party may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that (a) any portion (the “unreallocated portion”) of the Defaulting Lender’s share of the L/C Obligations and Swing Line Advances cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise and (b) the Defaulting Lender has not made an assignment and delegation pursuant to Section 2.17(b)(iv), in each case within 20 days after receipt by the Borrower of written notice by the Administrative Agent that such Lender has become a Defaulting Lender, then the Borrower will, not later than five Business Days after demand by the Administrative Agent (at the direction of an Issuing Bank and/or a Swing Line Bank), (A) Cash Collateralize the obligations of the Borrower in respect of such L/C Obligations or Swing Line Advances in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Obligations or Swing Line Advances, or (B) make other arrangements satisfactory to the Administrative Agent, each Issuing Bank and each Swing Line Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) amounts deposited pursuant to clause (ii) above at the request of any Issuing Bank or any Swing Line Bank shall be applied by the Administrative Agent to reimburse such Issuing Bank or such Swing Line Bank for any participations required to

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be funded by such Defaulting Lender. In the event amounts so deposited with respect to any such Defaulting Lender for the benefit of any Issuing Bank or any Swing Line Bank exceed the Pro Rata Share of such Defaulting Lender attributable to the Letters of Credit issued by such Issuing Bank or the Pro Rata Share of such Defaulting Lender attributable to the Swing Line Advances, as the case may be, the Administrative Agent shall give prompt notice thereof to the Borrower and, unless otherwise specified in writing by the Borrower, shall promptly return to the Borrower cash in the amount of such excess.

(iv) if the Borrower Cash Collateralizes any portion of such Defaulting Lenders share of the L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender under Section 2.05(b) with respect to such Defaulting Lender’s share of the L/C Obligations during the period that such Defaulting Lender’s share of the L/C Obligations is Cash Collateralized;

(v) any amount paid by the Borrower (which, for the avoidance of doubt, shall not include any amounts set off by the Borrower pursuant to Section 8.05(b)) or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.21(c)) the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to an Issuing Bank or a Swing Line Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender and the Borrower fails to comply with its obligations under Section 2.21(a)(ii) within the time periods set forth in such section, each Issuing Bank and each Swing Line Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion,

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through the Administrative Agent, Notices of Borrowing pursuant to Section 3.02 in such amounts as may be required to fulfill the Borrower’s obligations under Section 2.21(a)(ii)(A).

(b) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to any other rights and remedies which the Borrower, the Administrative Agent, any Issuing Bank, any Swing Line Bank or any Lender may have against such Defaulting Lender.

(c) If the Borrower, the Administrative Agent, the Issuing Bank and the Swing Line Bank agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.21(a)(iii)), such Lender will, to the extent applicable, purchase such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Commitments, Letter of Credit Sub-Commitments and Swing Line Sub-Commitments of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided, that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (such first date, the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Administrative Agent shall not have received on or prior to the Effective Date notice from Required Lenders that a Material Adverse Change since December 31, 2010, has occurred and is continuing.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Guarantor, the Borrower or any of their respective Subsidiaries, including any Environmental Action, pending or, to the best of the Borrower’s knowledge after reasonable investigation, overtly threatened, before any court, governmental agency or arbitrator that (i) is reasonably likely to be determined adversely and, if determined adversely, would have a Material Adverse Effect or (ii) purports to adversely affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

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(c) The Borrower shall have notified the Administrative Agent in writing as to the proposed Effective Date, and the Administrative Agent shall have notified each Lender thereof.

(d) The Borrower shall have paid all accrued and invoiced fees and reasonable expenses of the Administrative Agent, the Lenders and the Issuing Banks (including the accrued and invoiced reasonable fees and out of pocket expenses of counsel to the Administrative Agent).

(e) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender and Issuing Bank a certificate signed by a duly authorized officer of each of the Borrower and the Guarantor, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 of this Agreement and in Section 6 of the Guaranty are correct in all material respects on and as of the Effective Date; and

(ii) No event has occurred and is continuing that constitutes a Default.

(f) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) This Agreement, executed by each of the parties hereto.

(ii) The Guaranty, duly executed by the Guarantor.

(iii) Certified copies of the resolutions of the board of directors of the Borrower approving this Agreement of the Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder.

(v) Certified copies of the resolutions of the Board of Directors of the Guarantor approving the Guaranty, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty.

(vi) A certificate of the Secretary or an Assistant Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign the Guaranty and the other documents to be delivered by the Guarantor hereunder.

(vii) An opinion of internal counsel or an Associate General Counsel for, or acting on behalf of, the Borrower and the Guarantor, substantially in the form of Exhibit D-1 hereto.

Alenco - Amended and Restated Credit Agreement

(viii) An opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to each of the Borrower and the Guarantor, substantially in the form of Exhibit D-2 hereto or otherwise in a form reasonably satisfactory to the Administrative Agent.

(ix) A letter from the Process Agent (as defined in the Guaranty) agreeing to act as Process Agent on behalf of the Guarantor.

(g) The commitments of the lenders under the Original Credit Agreement that are not Lenders hereunder shall have been terminated, and the Borrower shall have made payment in full of the aggregate principal amount of all advances outstanding to all lenders thereunder, together with accrued interest thereon and all fees and other amounts invoiced and owing to the lenders thereunder to the Effective Date.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. (a) Except as specified in subsection (b) of this Section 3.02, the obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.04(c) and a Swing Line Advance made by a Lender pursuant to Section 2.03(a)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance), shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or issuance:

(i) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or the acceptance of the applicable Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance such statements are true):

(A) the representations and warranties contained in Section 4.01 of this Agreement and in Section 6 of the Guaranty are correct in all material respects on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default; and

(ii) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender or Issuing Bank through the Administrative Agent may reasonably request.

(b) If a Default or an event which, but for the application of the last sentence of Section 6.01, would be such a Default (other than a Default or event specified in Section 6.01(e)) shall have occurred and be continuing, or would result from such Borrowing or issuance, the obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.04(c) and a Swing Line Advance made by a Lender pursuant to Section 2.03(a)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each

Alenco - Amended and Restated Credit Agreement

Issuing Bank to issue a Letter of Credit (including the initial issuance), shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or issuance:

(i) the following statement shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or the acceptance of the applicable Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance such statement is true): after giving effect to the waiver described in clause (ii) below, solely with respect to the subject matter of such waiver, the representations and warranties contained in Section 4.01 of this Agreement and in Section 6 of the Guaranty are correct in all material respects on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) the Administrative Agent shall have received the approval of (I) the Required Lenders to waive any Default or any event which, but for the application of the last sentence of Section 6.01, would be such a Default specified in Section 6.01(b), (c), (d), (f), (g), (h) or (j), and (II) each of the Lenders to waive any Default or any event which, but for the application of the last sentence of Section 6.01, would be such a Default specified in Section 6.01(a) or (i); and

(iii) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender or Issuing Bank through the Administrative Agent may reasonably request.

(c) The right of the Borrower to request a Swing Line Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing:

(i) the following statement shall be true (and each of the giving of the applicable Notice of Swing Line Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statement is true): the representations and warranties contained in Section 4.01 of this Agreement and in Section 6 of the Guaranty are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

(d) In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swing Line Bank will not be required to make any Swing Line Advance, unless the Issuing Bank or the Swing Line Bank, as the case may be, is satisfied that any exposure that would result therefrom is fully covered or eliminated in a manner satisfactory to the Issuing Bank or Swing Line Bank. Nothing herein will constitute a waiver or release of any claim the Borrower, the

Alenco - Amended and Restated Credit Agreement

Administrative Agent, the Issuing Bank, the Swing Line Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement.

(d) This Agreement has been duly executed and delivered by the Borrower. This Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and may be subject to the discretion of courts with respect to the granting of equitable remedies and to the power of courts to stay proceedings for the execution of judgments.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2010, and the related Consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of the Borrower’s auditors thereon, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Since December 31, 2010, there has been no Material Adverse Change.

Alenco - Amended and Restated Credit Agreement

(f) There is no action, suit, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or, to the best of the Borrower’s knowledge after reasonable investigation, overtly threatened, before any court, governmental agency or arbitrator that (i) is reasonably likely to be determined adversely, and if determined adversely, would have a Material Adverse Effect or (ii) purports to affect adversely the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(g) The operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all applicable laws, rules, regulations and orders, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Neither the Borrower nor any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

(i) The Borrower and each of its Subsidiaries have filed, have caused to be filed or have been included in all tax returns (federal, state, local and foreign) required to be filed or, in the case of income taxes, required to be filed and where the failure to do so would cause the imposition of a penalty or interest, and in each case have paid all taxes shown thereon to be due, together with applicable interest and penalties other than taxes that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

(i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(ii) Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties to the extent required under Section 5.01(h)(vi)(C), is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(v) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or

Alenco - Amended and Restated Credit Agreement

any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(A) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(B) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable GAAP.

(C) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(k) Foreign Assets Control Regulations, etc. Neither the making of the Advances to such Borrower nor its use of the proceeds thereof will violate in any material respect the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither such Borrower nor any of its Subsidiaries or Affiliates (a) is a Person whose property or interests in property are blocked pursuant to Section 1.1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) to its knowledge engages in any dealings or transactions, or be otherwise associated, with any such Person. Such Borrower and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender or Issuing Bank shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the requirements applicable to each Foreign Plan and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and

Alenco - Amended and Restated Credit Agreement

governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom which is material to the Borrower attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance on all of its or their property which is of an insurable nature against such risks, in such amounts and in such manner as is usual in the case of corporations similarly situated and operating generally similar property and with such reputable insurance companies or associations as the Guarantor may select; provided that the Borrower and its Subsidiaries may from time to time adopt other methods or plans of protection, including self-insurance, against such risks in substitution or partial substitution for the aforesaid insurance if such plans or methods shall, in the opinion of the appropriate senior officers of the Guarantor or its Subsidiaries (including the Borrower), be in its or their best interest, and neither the Borrower nor any of its Subsidiaries shall be required to keep insured any of its property in respect of which insurance is being provided by others for its benefit.

(d) Preservation of Corporate Existence, Etc. Subject to Section 5.02(a), the Borrower shall maintain its corporate existence.

(e) Visitation Rights. At any reasonable time upon reasonable prior notice, permit the Administrative Agent or any of the Lenders or Issuing Banks or any agents or representatives thereof, at their own cost, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their senior officers or directors and with their independent auditors.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, its properties and assets that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except that nothing contained in this Section shall prevent the Borrower or its Material Subsidiaries (i) from selling, leasing or otherwise disposing of any of its or their property or assets in one or a series of related transactions if the cumulative effect of such actions would not have a Material Adverse Effect or (ii) from ceasing to operate any of its or their property, assets or business, when in the opinion of the appropriate officers of the Borrower or its Material Subsidiaries it shall be advisable and in its or their best interests to do so.

(h) Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders:

(i) as soon as available and in any event within 75 days after the end of each of the first three Fiscal Quarters of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the Consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for the period

Alenco - Amended and Restated Credit Agreement

commencing at the end of the previous fiscal year and ending with the end of such Fiscal Quarter, with a statement (subject to year-end audit adjustments) by the chief financial officer or comptroller of the Borrower stating that such Consolidated financial statements have been prepared in accordance with GAAP, together with a Compliance Certificate;

(ii) as soon as available and in any event within 140 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the Consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an auditor’s opinion reasonably acceptable to the Required Lenders, together with a Compliance Certificate;

(iii) in the case of each Default, as soon as possible and in any event within ten (10) days after a Senior Financial Officer of the Borrower has acquired knowledge of facts which constitute or give rise to such Default and provided that such Default is continuing on the date of such statement, a statement of the chief financial officer or chief executive officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f);

(vi) ERISA:

(A) ERISA Events and ERISA Reports. (x) Promptly and in any event within ten (10) days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event which could reasonably be expected to have a Material Adverse Effect has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (y) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(B) Plan Terminations. Promptly and in any event within three (3) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(C) Plan Annual Reports. Promptly (x) and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with

Alenco - Amended and Restated Credit Agreement

respect to each Plan maintained, sponsored or contributed to by any of the Loan Parties and (y) upon the request of the Administrative Agent, a copy of the Schedule SB with respect to any other Plan;

(D) Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (x) the imposition of Withdrawal Liability by any such Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect, (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect or (z) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (x) or (y); and

(vii) at the request of the Administrative Agent or any Lender through the Administrative Agent, such other information, report, certificates or other matters affecting its material business, affairs, financial condition, property or assets or the material business, affairs, financial condition, property or assets of any Material Subsidiary, as the Administrative Agent or such Lender may reasonably request, excluding any such information, report, certificates or other matters relating to any Person other than the Borrower or any of its Affiliates which the Borrower is prohibited from disclosing to the Lenders pursuant to a confidentiality agreement between the Borrower and such Person.

(i) Environmental Covenants.

(i) Without limiting the generality of Section 5.01(a), the Borrower shall, and shall cause its Subsidiaries and any other party acting under their direction to, conduct their business and operations so as to comply at all times with all Environmental Laws and Environmental Permits if the consequence of a failure to comply could reasonably be expected, either alone or in conjunction with any other such noncompliance, to have a Material Adverse Effect.

(ii) If the Borrower or its Subsidiaries shall:

(A) receive or give any notice that a violation of any Environmental Law or Environmental Permit has or may have been committed or is about to be committed by the same, if such violation could reasonably be expected to have a Material Adverse Effect;

(B) receive any notice that a complaint, proceeding or order has been filed or is about to be filed against the same alleging a violation of any Environmental Law or Environmental Permit, if such violation could reasonably be expected to have a Material Adverse Effect; or

(C) receive any notice requiring the Borrower or a Subsidiary, as the case may be, to take any action in connection with the Release of Hazardous Materials into the environment or alleging that the Borrower or the Subsidiary

Alenco - Amended and Restated Credit Agreement

may be liable or responsible for costs associated with a response to or to clean-up a Release of Hazardous Materials into the environment or any damages caused thereby, if such action or liability could reasonably be expected to have a Material Adverse Effect;

the Borrower shall promptly provide the Administrative Agent with a copy of such notice and shall, or shall cause its Subsidiary to, furnish to the Administrative Agent from time to time all reasonable information requested by the Administrative Agent relating to the same.

(iii) The Borrower shall notify the Administrative Agent promptly of any event or occurrence of which it is aware which could reasonably be expected to result in violation of any Environmental Law or Environmental Permit if such event or occurrence could reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender or Issuing Bank shall have any Commitment hereunder, the Borrower will not, unless the Required Lenders, the Administrative Agent and the Borrower otherwise agree in writing in accordance with Section 8.01:

(a) Mergers, etc. Enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other Person (herein called a “Successor”) whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, unless:

(i) prior to or contemporaneously with the consummation of such transaction:

(A) the Successor will be bound by or have assumed all the covenants and obligations of the Borrower under each Loan Document to which the Borrower is a party;

(B) each Loan Document to which the Borrower is a party will be the valid and binding obligation of the Successor, enforceable against the Successor, entitling the Administrative Agent, the Lenders and the Issuing Banks, as against the Successor, to exercise all of their substantive rights thereunder;

and provided that, for any such transaction involving (in addition to the Borrower) Persons other than Subsidiaries, the Successor shall also execute and deliver to the Administrative Agent such documents, if any, as may, in the reasonable opinion of the Administrative Agent, be necessary to effect or establish (A) and (B) above;

(ii) such transaction does not materially and adversely affect the ability of the Successor to perform the covenants and obligations of the Borrower under any of the Loan Documents to which the Borrower is a party; and

(iii) such transaction shall be on such terms and shall be carried out in such manner as to preserve and not to impair any of the substantive rights and powers of the Administrative Agent, the Lenders and the Issuing Banks under each Loan Document to

Alenco - Amended and Restated Credit Agreement

which the Borrower is a party, such transaction shall not result in any requirement on the Successor to deduct or withhold any amount from any payment to be made under any of such Loan Documents or result in any liability on the Administrative Agent, the Lenders or the Issuing Banks for or in relation to any such deduction or withholding and such transaction shall not affect adversely the liability or potential liability of the Administrative Agent, the Lenders or the Issuing Banks for any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of any applicable governmental authority having power to impose or levy taxes, duties, assessments or charges.

Notwithstanding the foregoing, any reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or any other transaction involving only the Borrower, the Guarantor and/or any of their respective Affiliates whereby all or substantially all of the Borrower’s undertaking, property and assets would become the property of one or more Successors, that was an Affiliate of the Borrower or the Guarantor on or immediately prior to the date of such transaction, shall be permitted provided that such transaction complies with the following conditions:

(I)	such transaction complies with all of the conditions specified in clauses (i), (ii) and (iii) of this Section 5.02(a);

(II)	such transaction could not reasonably be expected to have a Material Adverse Effect, or affect the legality, validity or enforceability of any of the Loan Documents; and

(III)	such transaction shall not result in a change in the domicile or type or jurisdiction of the organization of the Borrower or the Guarantor.

(b) Negative Pledge. (i) Create, or permit any of its Restricted Subsidiaries to create, any mortgage, hypothecation, charge or other encumbrance on any of its or their property or assets, present or future, to secure Indebtedness, unless at or prior thereto, the Advances, up to the maximum aggregate amount of the Commitments then in effect, are equally and ratably secured or, at the option of the Borrower, security in the form of other property having at such time a Value equal to 150% of the aggregate Commitments at such time is extended to the Administrative Agent, the Lenders and the Issuing Banks; provided, however, that the preceding shall not apply to or operate to prevent the following:

(A) liens or other encumbrances, not related to the borrowing of money, incurred or arising by operation of law or in the ordinary course of business or incidental to the ownership of property or assets;

(B) pre-existing encumbrances on property or assets when acquired (including by way of lease);

(C) encumbrances or obligations to incur encumbrances (including under indentures, trust deeds and similar instruments) on property or assets of another Person existing at the time such other Person becomes a Subsidiary of the Borrower, or is liquidated or merged into, or amalgamated or consolidated with, the Borrower or a Subsidiary of the Borrower or at the time of the sale, lease or

Alenco - Amended and Restated Credit Agreement

other disposition to the Borrower or a Subsidiary of the Borrower of all or substantially all of the properties and assets of such other Person, provided that such encumbrances were not incurred in anticipation of such other Person becoming a Subsidiary of the Borrower;

(D) encumbrances given by the Borrower or any of its Restricted Subsidiaries in compliance with contractual commitments in existence at the date hereof or entered into prior to a Restricted Subsidiary becoming a Restricted Subsidiary;

(E) giving security by the Borrower or a Subsidiary in favor of the Borrower or any of its Subsidiaries;

(F) creating, issuing or suffering to exist or becoming liable on, or giving or assuming, any Purchase Money Mortgage;

(G) creating, issuing or suffering to exist or becoming liable on, or giving or assuming any mortgage, hypothecation, charge or other encumbrance in connection with Indebtedness which, by its terms, is non-recourse to the Borrower or the Restricted Subsidiary;

(H) giving security on any specific property or asset in favor of a government within or outside Canada or any political subdivision, department, agency or instrumentality thereof to secure the performance of any covenant or obligation to or in favor of or entered into at the request of any such authorities where such security is required pursuant to any contract, statute, order or regulation;

(I) giving, in the ordinary course of business and for the purpose of carrying on the same, security on current assets to any bank or banks or others to secure any obligations repayable on demand or maturing, including any right of extension or renewal, within 12 months after the date such obligation is incurred;

(J) giving security on property or assets of whatsoever nature other than Restricted Property; provided, however, security on Restricted Property may be given to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of such Restricted Property or of the products derived from such Restricted Property;

(K) encumbrances arising under partnership agreements, oil and natural gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, storage, transportation, distribution, gathering or processing of Restricted Property, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts (including security in respect of take or pay or similar obligations thereunder), area of mutual interest agreements, natural

Alenco - Amended and Restated Credit Agreement

gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, which in each of the foregoing cases is customary in the oil and natural gas business, and other agreements which are customary in the oil and natural gas business, provided in all instances that such encumbrance is limited to the property or assets that are the subject of the relevant agreement;

(L) any encumbrance on any properties or facilities or any interest therein, construction thereon or improvement thereto incurred to secure all or any part of any Indebtedness relating to the reclamation and clean-up of such properties, facilities and interests and surrounding lands whether or not owned by the Borrower or a Restricted Subsidiary, the plugging or abandonment of wells and the decommissioning or removal of structures or facilities located on such properties or facilities provided such Indebtedness is incurred prior to, during or within two years after the completion of reclamation and clean-up or such other activity;

(M) encumbrances in respect of the joint development, operation or present or future reclamation, clean-up or abandonment of properties, facilities and surrounding lands or related production or processing as security in favor of any other owner or operator of such assets for the Borrower’s or any Restricted Subsidiary’s portion of the costs and expenses of such development, operation, reclamation, clean-up or abandonment;

(N) encumbrances on assets or property (including oil sands property) securing: (I) all or any portion of the cost of acquisition (directly or indirectly), surveying, exploration, drilling, development, extraction, operation, production, construction, alteration, repair or improvement of all or any part of such assets or property and the plugging and abandonment of wells thereon, (II) all or any portion of the cost of acquiring (directly or indirectly), developing, constructing, altering, improving, operating or repairing any assets or property (or improvements on such assets or property) used or to be used in connection with such assets or property, whether or not located (or located from time to time) at or on such assets or property, (III) Indebtedness incurred by the Borrower or any of its Subsidiaries to provide funds for the activities set forth in clauses (I) and (II) above, provided such Indebtedness is incurred prior to, during or within two years after the completion of acquisition, construction or such other activities referred to in clauses (I) and (II) above, and (IV) Indebtedness incurred by the Borrower or any of its Subsidiaries to refinance Indebtedness incurred for the purposes set forth in clauses (I) and (II) above. Without limiting the generality of the foregoing, costs incurred after the date hereof with respect to clauses (I) or (II) above shall include costs incurred for all facilities relating to such assets or property, or to projects, ventures or other arrangements of which such assets or property form a part or which relate to such assets or property, which facilities shall include, without limitation, Facilities, whether or not in whole or in part located (or from time to time located) at or on such assets or property;

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(O) encumbrances granted in the ordinary course of business in connection with Financial Instrument Obligations of the Borrower and its Restricted Subsidiaries; and

(P) any extension, renewal, alteration, refinancing, replacement, exchange or refunding (or successive extensions, renewals, alterations, refinancings, replacements, exchanges or refundings) of all or part of any encumbrance referred to in the foregoing clauses; provided, however, that (i) such new encumbrance shall be limited to all or part of the property or assets which was secured by the prior encumbrance plus improvements on such property or assets and (ii) the Indebtedness, if any, secured by the new encumbrance is not increased from the amount of the Indebtedness secured by the prior encumbrance then existing at the time of such extension, renewal, alteration, refinancing, replacement, exchange or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations, refinancings, replacements, exchanges or refundings;

(Q) liens or other encumbrances granted pursuant to Section 2.21 hereof;

and provided further that (I) in any event, the Borrower and any Restricted Subsidiary shall be entitled to give security that would otherwise be prohibited hereby so long as the aggregate Indebtedness outstanding and secured under this clause (I) and the aggregate Indebtedness outstanding and secured under Section 5.02(b)(i)(N) does not at the time of giving such security exceed an amount equal to 25% of the Section 6.01(f) Consolidated Net Tangible Assets (as defined in Section 6.01(f) hereof) of the Borrower at such time and (II) in no event shall the Borrower or any Restricted Subsidiary be entitled to give security that would otherwise be permitted by Section 5.02(b)(i)(N) if such security secures Indebtedness which exceeds an amount equal to 25% of the Section 6.01(f) Consolidated Net Tangible Assets (as defined in Section 6.01(f) hereof) of the Borrower at such time.

(ii) Transactions such as the sale (including any forward sale) or other transfer of (A) oil, gas, minerals or other resources of a primary nature, whether in place or when produced, for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money or a specified rate of return (however determined), or a specified amount of such oil, gas, minerals, or other resources of a primary nature, or (B) any other interest in property of the character commonly referred to as a “production payment”, will not constitute secured indebtedness and will not result in the Borrower being required to secure the Borrowings.

(iii) In the event security has been provided to the Administrative Agent, the Lenders and the Issuing Banks in accordance with this Section 5.02(b) and the maximum principal amount of the Commitments is thereafter permanently reduced at any time or from time to time, the Borrower may request once in each calendar year, and the Administrative Agent, the Lenders and the Issuing Banks shall grant at the Borrower’s expense, discharges of security as will ensure that the remaining security secures, to the satisfaction of the Administrative Agent, the Lenders and the Issuing Banks acting reasonably, the maximum principal amount of Advances which are, or which may

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become, outstanding after giving effect to such permanent reduction in the total amount of the Commitments.

(c) Transfer of Assets. Except in the ordinary course of business, transfer or permit its Restricted Subsidiaries to transfer, for less than fair market value, assets to a corporation which would be a Subsidiary but for the fact that it has Publicly Traded Securities.

(d) Use of Proceeds. The Borrower shall use, and shall cause its Subsidiaries to use, the Proceeds of the Advances solely as set forth in Section 2.18 herein. Subject to the provisions of Section 2.18(b), the Borrower may utilize the proceeds of the Advances to, or to provide funds to any Subsidiary or to make a loan to any of its Affiliates (provided that such Affiliate is a Wholly-Owned Subsidiary) to, finance an offer to acquire (which shall include an offer to purchase securities, solicitation of an offer to sell securities, an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any Person (the “Target”) which constitutes a “take-over bid” (or any other similar term) pursuant to applicable securities legislation or other Applicable Law (a “Take-over”) on the terms set forth below:

The Borrower must either:

(i) prior to or concurrently with delivery to the Administrative Agent of any Notice of Borrowing or any Notice of Issuance, the proceeds of which are to be used to finance such Take-over, provide to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the board of directors or like body of the Target, or the holders of the requisite number of securities of the Target as are required to approve such Take-over to ensure the successful completion of such Take-over under Applicable Law, has or have approved, accepted, or recommended to security holders acceptance of, the Take-over; or

(ii) follow the following steps:

(A) at least five (5) Business Days prior to the delivery to the Administrative Agent of any Notice of Borrowing or Notice of Issuance, intended to be used to finance such Take-over, the President or a Senior Financial Officer of the Borrower shall advise the Administrative Agent about the particulars of such Take-over in sufficient detail, and the Administrative Agent shall promptly advise an appropriate officer of each Lender of the particulars of such Take-over in sufficient detail to enable each such Lender to determine whether it has a conflict of interest if Advances from such Lender are used by the Borrower to finance such Take-over;

(B) within three (3) Business Days of being so advised by the Administrative Agent, each such Lender shall notify the Administrative Agent of such Lender’s determination as to whether a conflict of interest exists (such determination to be made by such Lender in the exercise of its sole discretion, having regard to such considerations as it deems appropriate); provided that in the event such Lender does not so notify the Administrative Agent within such three (3) Business Day period, such Lender shall be deemed to have notified the Administrative Agent that it has no such conflict of interest; and

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(C) the Administrative Agent shall promptly notify the President or a Senior Financial Officer of the Borrower of each such Lender’s determination.

In the event that any such Lender has such a conflict of interest (an “Affected Lender”), then upon the Administrative Agent so notifying the Borrower, the Affected Lender shall have no obligation to provide any Advances to finance such Take-over, notwithstanding any other provision of this Agreement to the contrary; provided however that each other relevant Lender which has, or is deemed to have, no such conflict of interest (a “Non-Affected Lender”) shall have an obligation, up to the amount of its Revolving Credit Commitment, to provide Advances to finance such Take-over, and Advances to finance such Take-over shall be provided by each Non-Affected Lender in accordance with the ratio, determined prior to the provision of any Advances to finance such Take-over, that the Commitment of such Non-Affected Lender bears to the aggregate of the Commitments of all the Non-Affected Lenders hereunder. If Advances are used to finance a Take-over and there are Affected Lenders, subsequent Advances shall be funded first by Affected Lenders, and subsequent repayments shall be applied first to Non-Affected Lenders, in each case, until such time as the proportion that the amount of the aggregate principal amount of the Advances made by each Non-Affected Lender bears to the amount of the aggregate principal amount of the Advances of all Lenders is equal to such proportion which would have been in effect but for the application of this Section 5.02(d).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing with respect to the Borrower:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement within three (3) Business Days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed made by the Borrower herein or by the Guarantor in the Guaranty or by the Borrower or the Guarantor (or any of its officers) in connection with this Agreement or the Guaranty shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(b), (d) or (h) or 5.02; (ii) the Guarantor shall fail to perform or observe its covenant set forth in Section 7(c)(ii) of the Guaranty and such failure shall remain unremedied for five (5) Business Days; (iii) the Guarantor shall fail to perform any of its obligations under Section 1 of the Guaranty in respect of the Guaranteed Obligations (subject to the applicable grace period, if any, available to the Borrower under Section 6.01(a) above); or (iv) the Borrower or the Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or the Guaranty, respectively, on its part to be performed or observed if such failure shall remain unremedied for 45 days after written notice thereof shall have been given to the Borrower or the Guarantor, respectively, by the Administrative Agent or any Lender; or

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(d) The Guarantor or any Section 6.01(d) Subsidiary (including the Borrower) (i) shall default in making payment when due of any Financing Debt (including all net obligations of the Guarantor or any Section 6.01(d) Subsidiary (including the Borrower) pursuant to currency, interest rate and commodity price hedging and swap agreements, but excluding borrowings under this Agreement) (“Extended Financing Debt”) in an amount in excess of the greater of $200,000,000 and two (2%) percent of Consolidated Net Worth and such default is not remedied by the Guarantor or such Section 6.01(d) Subsidiary (including the Borrower) or is not waived by the lender or counterparty in respect of such Extended Financing Debt (including the lessor under any Capital Lease) within two (2) Business Days or any longer grace or cure period that is available under applicable documentation to remedy such default, or (ii) causes or permits to exist any default or event of default under any agreement or agreements evidencing Extended Financing Debt if such default or event of default results in the acceleration of the payment of an aggregate amount of Extended Financing Debt in excess of the greater of $200,000,000 and two (2%) percent of Consolidated Net Worth.

The following term is used in this Section 6.01(d) as defined below:

“Section 6.01(d) Subsidiary” means, on any date, any corporation or other Person of which Voting Shares or other interests carrying more than 50% of the voting rights attached to all outstanding Voting Shares or other interests are owned, directly or indirectly, by or for the Guarantor and/or by or for any corporation in like relation to the Guarantor and includes any corporation in like relation to a Section 6.01(d) Subsidiary; provided, however, such term shall not include any corporations or other Persons (or their respective Section 6.01(d) Subsidiaries) which have Publicly Traded Securities where the aggregate amount of assets of all such corporations or other Persons does not exceed 20% of the Consolidated Assets of the Guarantor at the time and from time to time; or

(e) The Borrower, the Guarantor or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Guarantor or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any material part of its property (other than any Non-Recourse Assets) and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any material part of its property (other than any Non-Recourse Assets)) shall occur; or the Borrower, the Guarantor or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection (e); or

(f) Any final judgment or order (subject to no further right of appeal) is rendered against the Guarantor or any Material Guarantor Subsidiary (including the Borrower) for the payment of money in excess of the greater of $200,000,000 and two (2%) percent of Consolidated Net Worth (other than any such judgment or order in favor of a lender that is a Non-Recourse Creditor, in respect of which such lender’s recourse pursuant to such judgment or order or otherwise is limited to the specific Project in respect of which the debt which is the subject of such judgment or order was granted was

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incurred) and under which enforcement proceedings have commenced and have not been stayed, and which remains undischarged or unstayed for a period of 45 days; provided that any such final judgment or order rendered only with respect to a Material Guarantor Subsidiary which is not a Section 6.01(f) Restricted Subsidiary shall not be an Event of Default if the Guarantor would (in the reasonable opinion of the Required Lenders as evidenced by their signatures on a confirmation thereof) be able to satisfy the financial tests set forth in the immediately succeeding sentence, calculated as of the date of such final judgment or order, which tests shall be conducted after provision has been made for the payment of such final judgment or order. On any date of determination, pursuant to the immediately preceding sentence, (a) the Guarantor shall have, as of such date, a Consolidated Debt to Consolidated Capitalization Ratio that does not exceed 60%, and (b) as of such date,

(i) the aggregate Financing Debt of all Material Guarantor Subsidiaries which are Non-Guarantor Subsidiaries, on a consolidated basis; plus, without duplication

(ii) the aggregate Guarantor Indebtedness secured by security interests over Restricted Property given by the Guarantor or any Material Guarantor Subsidiary (including the Borrower) in favor of Non-Guarantor Subsidiaries which are not Material Guarantor Subsidiaries; plus, without duplication

(iii) the aggregate Financing Debt of Finance Co.; plus, without duplication

(iv) the amount by which the aggregate Financing Debt of any Subsidiary (as defined in Section 1.01 hereof) of the Guarantor (other than Finance Co. or a Material Guarantor Subsidiary) exceeds an aggregate of $750,000,000 and which Financing Debt is guaranteed by the Guarantor or any Material Guarantor Subsidiary (whether directly or indirectly through Canadian corporate law applicable to Canadian unlimited liability companies);

does not exceed 17.5% of Consolidated Tangible Assets as of such date; provided that, for the purpose of calculating the aggregate Financing Debt referred to in (i) above or the aggregate Section 6.01(f) Guarantor Indebtedness referred to in (ii) above, there shall be excluded (A) the Financing Debt of any Public Material Subsidiary or (B) any such Section 6.01(f) Guarantor Indebtedness secured by security interests over Restricted Property of any Public Material Subsidiary for so long as, in regard to any case referred to in (A) or (B), Publicly Traded Securities of the relevant Public Material Subsidiary are listed on any stock exchange and for 120 days (or such longer period as the Required Lenders may allow in their sole discretion) after the date that Publicly Traded Securities of such Public Material Subsidiary cease to be so listed.

The following terms are used in this Section 6.01(f) as defined below:

“Section 6.01(f) Consolidated Net Tangible Assets” means, with respect to any Person at any time, the total amount of assets of such Person and its Section 6.01(f) Subsidiaries on a Consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom:

(a) all current liabilities (excluding any indebtedness classified as a current liability and any current liabilities which are by their terms extendible or

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renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

(b) all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and other like intangibles; and

(c) appropriate adjustments on account of minority interests of other Persons holding shares of the Section 6.01(f) Subsidiaries of such Person,

in each case, as shown on the most recent annual audited or quarterly unaudited Consolidated balance sheet of such Person computed in accordance with GAAP.

“Section 6.01(f) Guarantor Indebtedness” means indebtedness created, issued or assumed for borrowed funds, or for the unpaid purchase price of property of the Guarantor or a Section 6.01(f) Restricted Subsidiary, and includes, without duplication, such indebtedness guaranteed by the Guarantor or a Section 6.01(f) Restricted Subsidiary.

“Section 6.01(f) Restricted Subsidiary” means, on any date, any Section 6.01(f) Subsidiary which owns at the time Restricted Property; provided, however, such term shall not include a Section 6.01(f) Subsidiary of the Guarantor if the amount of the Guarantor’s share of Section 6.01(f) Shareholders’ Equity of such Section 6.01(f) Subsidiary constitutes, at the time of determination, less than 2% of the Section 6.01(f) Consolidated Net Tangible Assets of the Guarantor.

“Section 6.01(f) Shareholders’ Equity” means, with respect to a Section 6.01(f) Subsidiary, the sum of (a) the shareholders’ equity or partners’ equity of such Section 6.01(f) Subsidiary computed in accordance with GAAP and (b) indebtedness created, issued or assumed by such Section 6.01(f) Subsidiary to the Borrower for borrowed funds, which indebtedness by its terms is stated to be subordinated; provided that the total of the book value of issued and fully paid preferred shares shall be included and appraisal increments or appraisal surpluses shall not be included in Section 6.01(f) Shareholders’ Equity.

“Section 6.01(f) Subsidiary” means, on any date, any corporation or other Person of which Voting Shares or other interests carrying more than 50% of the voting rights attached to all outstanding Voting Shares or other interests are owned, directly or indirectly, by or for the Guarantor and/or by or for any corporation in like relation to the Guarantor and includes any corporation in like relation to a Section 6.01(f) Subsidiary; provided, however, such term shall not include any corporations or other Persons (or their respective Section 6.01(f) Subsidiaries) which have Publicly Traded Securities where the aggregate amount of assets of all such corporations or other Persons does not exceed 20% of the Consolidated Assets of the Guarantor at the time and from time to time; or

(g) Any final non-monetary judgment or order (subject to no further right of appeal) shall be rendered against the Borrower or any of its Material Subsidiaries that could be reasonably expected to have (i) a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order shall not be

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in effect or (ii) an adverse effect on the legality, validity or enforceability of the Loan Documents; or

(h) (i) The Guarantor shall cease to legally and beneficially own, directly or indirectly, 100% of the Voting Shares of the Borrower or (ii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

(i) Any material provision of this Agreement or the Guaranty shall for any reason cease to be valid and binding on or enforceable against the Borrower or the Guarantor, as applicable, or such party shall so state in writing; or

(j) Any Loan Party or any of its respective ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur, liability in excess of $200,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination within the meaning of Title IV of ERISA of a Multiemployer Plan;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.04(c) and a Swing Line Advance made by a Lender pursuant to Section 2.03(a)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, provided, however, that any such event (except an event specified in Section 6.01(a), (e) and (i)) shall not permit the Lenders to terminate their Commitments if and for so long as (A) no Advances or Letters of Credit are outstanding hereunder and (B) the Borrower continues to pay the fees specified in Section 2.05(a), and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, further however, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.04(c) and a Swing Line Advance made by a Lender pursuant to Section 2.03(a)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated, (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all obligations under such agreement be declared to be due and payable and (C) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding any other provision in this Agreement to the contrary, the occurrence and continuance of any of the events described in this Section 6.01 (except any event specified in Section 6.01 (a), (e) or (i)) shall not be considered an Event of Default hereunder or under any of the other Loan Documents if and for so long as (i) no Advances or Letters of Credit are outstanding hereunder and (ii) the Borrower continues to pay the fees specified in Section 2.05(a).

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ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable) and an Issuing Bank (if applicable)) hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent, and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.

SECTION 7.03. Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its reasonable opinion or on the reasonable advice of counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture,

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modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender Party.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article II or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. The Lender Parties severally agree to indemnify the Administrative Agent (in such capacity and to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Revolving Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or

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disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any Document or any action taken or omitted thereby under any Document (collectively, the “Indemnified Costs”), provided that no Lender Party shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, either Syndication Agent, either Documentation Agent, either Lead Arranger, any Lender Party or a third party. The respective obligations of the Lenders under this Section are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

SECTION 7.06. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give written notice of its resignation to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right with the prior approval of the Borrower so long as no Default shall have occurred and be continuing (which approval will not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders’ removal of the retiring Administrative Agent (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lender Parties, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lender Parties hereunder, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such

Alenco - Amended and Restated Credit Agreement

retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.08. Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender Party hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Guaranty, nor consent to any departure by the Borrower or the Guarantor, as the case may be, therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (unless specifically set forth herein or therein), the Administrative Agent and the Borrower or the Guarantor, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (x) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive (i) any of the conditions specified in Section 3.01 or (ii) a condition precedent to a Borrowing if such condition relates to Section 6.01(a) or (i), (b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the aggregate Available Amount of outstanding Letters of Credit, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (c) amend or waive any of the terms contained in

Alenco - Amended and Restated Credit Agreement

the proviso to Section 8 of the Guaranty or (d) amend this Section 8.01 and (y) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (a) increase the Revolving Credit Commitments, the Letter of Credit Sub-Commitments or Swing Line Sub-Commitments or subject the Lenders, the Swing Line Bank or the Issuing Banks to any additional obligations, (b) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable to the Lenders hereunder, or (d) release the Guarantor from any of its obligations under Sections 1 through 4 and 11 of the Guaranty; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of such Issuing Bank, as the case may be, under this Agreement; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the Guaranty.

SECTION 8.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at to both of the following addresses: at 1800, 855 – 2nd Street S.W., Calgary, Alberta, T2P 2S5, Canada, Attention: Treasurer, facsimile no. (403) 645-4613 and at Republic Plaza, 370 17th Street, Suite 1700, Denver, Colorado, 80202, USA, Attention: Vice-President, Finance, facsimile no. (720) 876-6537;

(ii) if to the Administrative Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No. (212) 994-0961; Telephone No. (302) 323-5499);

(iii) if to any Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Party pursuant to Article II if such Lender Party has notified the Administrative Agent that it is incapable of receiving notices under such Article

Alenco - Amended and Restated Credit Agreement

by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lender Parties by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform except to the extent a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or such Related Party acted with gross negligence or willful misconduct in connection with such transmission. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender Party by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right under any Document or Loan

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Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay promptly upon presentation of a statement of account all reasonable costs and out-of-pocket expenses of the Administrative Agent, the Syndication Agents, the Documentation Agents and the Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Guaranty and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, audit and insurance expenses and (ii) the reasonable and documented fees and expenses of a single counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and the Guaranty. The Borrower further agrees to pay promptly on demand all reasonable and documented costs and out-of-pocket expenses of the Administrative Agent and the Lender Parties, if any (including, without limitation, reasonable and documented counsel fees and expenses (which shall be limited to one firm of counsel for the Administrative Agent and the Lender Parties and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction, in each case for the Administrative Agent and the Lender Parties (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Person))), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any Documents, including, without limitation, reasonable and documented fees and expenses of counsel (as described above) in connection with the enforcement of rights under this Section 8.04(a). The Borrower further agrees to pay on demand all reasonable costs and out-of-pocket expenses of each Issuing Bank in connection with the modification and amendment of any L/C Related Document, including, without limitation, the reasonable fees and expenses of counsel for such Issuing Bank with respect thereto and with respect to advising such Issuing Bank as to its rights and responsibilities under the L/C Related Documents.

(b) In addition to any liability of the Borrower under any other provisions of this Agreement, the Borrower agrees to indemnify and hold harmless the Administrative Agent, the Lead Arrangers and each Lender Party and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, reasonable and documented fees and disbursements of a counsel, which shall be limited to one firm of counsel for the Indemnified Parties and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction, in each case for the Indemnified Parties (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Person)), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Agreement, except (i) to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s bad faith, gross negligence or willful misconduct and (ii) to any claim, damage, loss, liability or expense that does not involve an act or omission of the Borrower or its affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any of the Lead Arrangers, or any administrative agent, collateral agent or other agent in their capacities as such). In the

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case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto . The Borrower also agrees not to assert any claim against any Agent, any Lead Arranger, any Lender Party, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the final day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to this Agreement or acceleration of the maturity of the Advances pursuant to Section 6.01, the Borrower shall, promptly upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. The amount payable to the Administrative Agent hereunder shall be set forth in a certificate delivered by the applicable Lender to the Administrative Agent and the Borrower (which certificate shall contain reasonable details concerning the calculation of the amount payable) and shall be prima facie evidence thereof, in the absence of manifest error.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12 and 2.15 and in this 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

(e) The Lenders severally agree to indemnify each Issuing Bank (in its capacity as such and to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Revolving Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank, solely in its capacity as an Issuing Bank, in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower to such Issuing Bank under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs or expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any amounts indemnifiable hereunder, this Section 8.04(e) applies whether such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or Issuing Bank or any third party. The respective obligations of the Lenders under this Section are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy is obligations hereunder.

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SECTION 8.05. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 by the Required Lenders to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender Party shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender Party agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

(b) To the extent permitted by applicable law, at any time a Lender is a Defaulting Lender pursuant to clauses (i) or (ii) of the definition thereof, or while a Lender Insolvency Event exists with respect to such Lender or its Lender Parent, the Borrower is hereby authorized without prior notice to such Defaulting Lender or to any other person, such notice being expressly waived by such Defaulting Lender, to set-off and apply any and all deposits (general and special but excluding security deposits) held by such Defaulting Lender (or any Subsidiary of such Defaulting Lender) to or for the credit of or the account of the Borrower against and on account of the Borrowings and any accrued interest owing by the Borrower to such Defaulting Lender under this Agreement, regardless of whether the obligations in respect of such deposits or Borrowings are contingent or unmatured. The Borrower shall provide the Administrative Agent and the Defaulting Lender with prompt notice of the exercise of any of its rights under this Section; provided that

(i)	any Centralized Banking Arrangements shall take priority over the Borrower’s rights under this Section;

(ii)	prior to receipt of such notice by the Administrative Agent, the Administrative Agent shall not be obligated to reflect such set-off in the allocation of its payments to Lenders under Section 2.14;

(iii)	after receipt of such notice by the Administrative Agent, such Defaulting Lender irrevocably authorizes the Administrative Agent to rely on such notice and to allocate payments from the Borrower to the Lenders in a manner which gives effect to such set-off (notwithstanding any provisions in Section 2.14 to the contrary); and

the Borrower agrees to indemnify the Administrative Agent and its Affiliates, directors, officers, agents and employees from any claims made against any of them by a Defaulting Lender in connection with this Section 8.05(b), all in accordance with Section 11.2 (and for such purposes a claim from a Defaulting Lender shall be deemed to be a third party claim).

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower, the Administrative Agent, the

Alenco - Amended and Restated Credit Agreement

Syndication Agents, the Documentation Agents and each Lead Arranger, and when the Administrative Agent shall have been notified by each Initial Lender, Initial Issuing Bank and the Swing Line Bank that such Initial Lender, Initial Issuing Bank and Swing Line Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lead Arrangers and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders (and any other attempted assignment or transfer by the Borrower shall be null and void).

SECTION 8.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

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(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Commitments if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each Issuing Bank and Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in

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accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 8.04 and subject to the obligations of Section 7.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Bank or any Swing Line Bank, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s). Each Lender shall, on behalf of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participation; provided that no Lender shall be required to disclose or share the information contained in such register with the Borrower or any other person, except as required by Applicable Law.

Alenco - Amended and Restated Credit Agreement

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (y) of the first proviso in Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Each Issuing Bank may assign to an Eligible Assignee its rights and obligations or any portion of the undrawn Letter of Credit Commitment at any time; provided, however, that (i) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500.

SECTION 8.08. Confidentiality; Patriot Act. Each of the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lead Arrangers and the Lender Parties agree to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners, with respect to which such Person shall seek the confidential treatment of such Confidential Information); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or

Alenco - Amended and Restated Credit Agreement

any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis, to (i) with the consent of the Borrower, any rating agency in connection with rating the Borrower or its Subsidiaries or the indebtedness under this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the indebtedness under this Agreement; or (h) otherwise with the consent of the Borrower.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

SECTION 8.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its Affiliates, nor any of their officers, directors, employees, agents or advisors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.11. Extensions of Termination Date (a) The Borrower may, at any time, but in any event not more than once in any calendar year, by delivering to the Administrative Agent a written extension request, request those Lenders which have not become Declining Lenders pursuant to this Section 8.11 (except to the extent Section 8.11(h) applies) (in this Section 8.11, the “Requested Lenders”) to issue a Notice of Extension to extend the then current Termination Date with respect to the Commitments of such Requested Lenders to a date specified therein (each, an “Extended Termination Date”), which Extended Termination Date shall be not later than five (5) years from the date (in this

Alenco - Amended and Restated Credit Agreement

Section 8.11, the “Extension Date”) which is 90 days after the date of such extension request. For the avoidance of doubt, at the time of the first request, if any, made by the Borrower, all Lenders shall be Requested Lenders.

(b) Upon receipt from the Borrower of such written extension request, the Administrative Agent shall forthwith deliver to each Requested Lender a copy of such request, and each Requested Lender shall, within 30 days after the date the Administrative Agent receives such request from the Borrower, advise the Administrative Agent in writing as to whether such Requested Lender will agree to extend the then current Termination Date in respect of its Commitment by delivering to the Administrative Agent a notice in substantially the form of Exhibit F hereto (each such notice being an “Extension Notice”); provided that, if any such Requested Lender shall fail to so advise the Administrative Agent within such 30 day period, then such Requested Lender shall be deemed to have denied such extension request. The determination of each Requested Lender as to whether or not to extend the Termination Date shall be made by each such Requested Lender in its sole discretion.

(c) Within five days after the expiry of the aforementioned 30 day period, the Administrative Agent shall:

(i) if (A) all Requested Lenders are in agreement with delivering a notice granting or not granting such extension request (the “Borrower Extension Notice”); or (B) less than all Requested Lenders are in agreement with delivering the Borrower Extension Notice, but, subject to Section 8.11(h)(ii), Requested Lenders having Commitments which, in aggregate, represent 66 2⁄3% or more of all outstanding Commitments of all Requested Lenders are in agreement with delivering the Borrower Extension Notice; (each Requested Lender being in agreement with delivering the Borrower Extension Notice being an “Extending Lender” for the purposes of this Section 8.11), deliver to the Borrower (with a copy to each Extending Lender) the Borrower Extension Notice on behalf of all Extending Lenders, executed by the Administrative Agent and, in the circumstance where not all Requested Lenders are Extending Lenders, advise the Borrower of (I) which Requested Lenders are not in agreement with extending the Termination Date (in this Section 8.11, each a “Declining Lender”); and (II) the amount of each Declining Lender’s Commitments and Advances as at such date; or

(ii) if neither of the conditions in Sections 8.11(c)(i)(A) or (B) shall have been met, notify the Borrower that the extension request has not been approved by Requested Lenders which, subject to Section 8.11(h)(ii), have Commitments which, in aggregate, represent at least 66 2⁄3% of all outstanding Commitments of all Requested Lenders (including therein the identity of the Requested Lenders which are not in agreement with extending the Termination Date and the amount of each such Requested Lender’s Commitments and Advances at such date) and has therefore been denied.

The failure of the Administrative Agent within the aforementioned five day period to deliver the Borrower Extension Notice, as provided in Section 8.11(c)(i) above, shall be deemed to be a notification by the Administrative Agent to the Borrower that the Requested Lenders have denied the extension request, and, in such circumstances, the Termination Date shall not be extended for any of the Requested Lenders.

Alenco - Amended and Restated Credit Agreement

(d) Upon delivery by the Administrative Agent to the Borrower of Borrower Extension Notice pursuant to Section 8.11(c)(i), the Termination Date for all Extending Lenders shall be extended to the Extended Termination Date specified in the relevant extension request.

(e) If in any instance the Borrower Extension Notice has been delivered in circumstances in which not all of the Requested Lenders are Extending Lenders, then, on or prior to the relevant Extension Date:

(i) the Borrower may require any Declining Lender in respect of the relevant extension request to (and such Declining Lender shall thereupon become obligated to) assign all or part of its rights, benefits and interests under the Loan Documents (for purposes of this Section 8.11, the “Assigned Interests”) to:

(A) any Extending Lenders which have agreed to increase their Commitments and purchase the Assigned Interests; and

(B) to the extent the Assigned Interests are not assigned to Extending Lenders in accordance with paragraph (A) above, any financial or other institutions selected by the Borrower and acceptable to the Administrative Agent and the Issuing Banks, acting reasonably.

The Borrower shall provide the Administrative Agent with written notice of its desire to proceed under this Section 8.11(e)(i) (which notice the Administrative Agent shall promptly provide to each Extending Lender), and the Extending Lenders shall be entitled to purchase such of the Assigned Interests as they may request (pro rata, in proportion to the Commitments of those Extending Lenders wishing to purchase Assigned Interests, or otherwise as such Extending Lenders may agree) by written notice to the Administrative Agent and the Borrower within 10 days after receipt of such notice, before any Assigned Interests may be assigned to third party financial or other institutions. Such assignments, in any event, shall be effective upon:

(C) execution of an agreement substantially in the form of Exhibit C;

(D) payment to the relevant Declining Lender (in immediately available funds) by the relevant assignee of an amount equal to the aggregate principal amount of all Advances (and accrued and unpaid interest thereon to the effective date of such assignment and all fees and other amounts) owed to that Declining Lender under this Agreement together with all other amounts payable hereunder by the Borrower to such Declining Lender in regard to the Assigned Interests;

(E) payment by the relevant assignee to the Administrative Agent (for the Administrative Agent’s own account) of the transfer fee contemplated in Section 8.07;

(F) provision satisfactory to such Declining Lender (acting reasonably) being made for the indemnification or release of such Declining Lender from its obligations relating to any Letters of Credit or Swing Line Borrowings which form part of the Assigned Interests.

Alenco - Amended and Restated Credit Agreement

Upon such assignment and transfer becoming effective, the Declining Lender shall have no further right, interest, benefit or obligation hereunder to the extent of the Assigned Interests assigned by that Lender but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 8.04 and subject to the obligations of Section 7.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and each assignee thereof shall succeed to the position of such Lender to the extent of the portion of the Assigned Interests acquired by such assignee as if the assignee was an original Lender hereunder in regard thereto in the place and stead of such Declining Lender; and

(ii) to the extent that the Borrower has not caused any Declining Lenders in respect of such extension request to assign their respective rights and interests to one or more Extending Lenders and/or other financial or other institutions as provided in paragraph (i) above, the Borrower may, at its option, notwithstanding any other provisions hereof, but only if no Default then exists, by further notice to the Administrative Agent, repay to such Declining Lenders all aggregate principal amount of all Advances owed to such Declining Lenders, together with accrued and unpaid interest thereon and all other amounts owing hereunder to such Declining Lenders, without making corresponding repayment to any other Lenders, and make provision satisfactory to each relevant Declining Lender (acting reasonably) for (A) payment of all costs, losses, premiums or expenses incurred by such Declining Lender by reason of a liquidation or re-deployment of deposits or other funds in respect of all outstanding LIBO Rate Advances owed to such Declining Lender and (B) indemnification or release of such Declining Lender from its obligations relating to all outstanding Letters of Credit or Swing Line Borrowings. Upon such payments and provisions being made, each such Declining Lender shall cease to be a Lender and its Commitment shall be cancelled and the aggregate Commitment amount shall be reduced accordingly.

(f) If the Commitment of a Declining Lender is not assigned in accordance with Section 8.11(e)(i) or repaid in accordance with Section 8.11(e)(ii), then such Declining Lender shall continue to be obliged to make its Lender’s proportion of Borrowings available to the Borrower prior to the Termination Date applicable to its Commitment and on such date:

(i) the Commitment of such Declining Lender shall be automatically terminated and any Advances then owing to such Declining Lender shall be repaid in full together with accrued and unpaid interest thereon and all other amounts owing hereunder to such Declining Lender; and

(ii) the aggregate Commitment amount shall be deemed to be reduced by the amount of such terminated Commitment;

provided that, notwithstanding Section 8.11(e) or any other provision herein, at any time prior to such Termination Date, the Borrower may require any Declining Lender to assign all or (subject to Section 8.07) a portion of its rights, benefits and interests under this Agreement in the same manner and subject to the same procedures as are contemplated in Section 8.11(e)(i) above and, upon such assignment becoming effective, each assignee shall be deemed to be an Extending Lender and the Termination Date applicable to the Assigned Interests shall be extended to the Termination Date applicable to the Commitments of the Extending Lenders; and provided, further, that where the

Alenco - Amended and Restated Credit Agreement

proposed Assigned Interests are less than the aggregate Commitments of all of the Declining Lenders, the Borrower shall ensure that the Commitments of all (but not less than all) of the Declining Lenders are assigned or cancelled either (A) by requiring some or all of the Declining Lenders to (and such Declining Lender shall thereupon become obligated to) assign to the proposed assignee or assignees the same proportion of their respective Commitments as their respective Commitments bear to the aggregate Commitments of all Declining Lenders or (B) if no Default then exists, by repaying to some or all of the Declining Lenders all principal amount of Advances, accrued and unpaid interest and other amounts owing hereunder to the Declining Lenders in the same manner as is contemplated in Section 8.11(e)(ii) above.

(g) This Section 8.11 shall apply from time to time to facilitate successive extensions and requests for extensions of the Termination Date. The Borrower shall not be entitled to request any action or give any notice under this Section 8.11 or receive any extension of the Termination Date in respect of any Commitment so long as there exists a Default or an Event of Default which has not been waived by the Lenders.

(h) The Borrower may, at its option and from time to time (but only pursuant to the delivery of an executed Request for Extension pursuant to Section 8.11(a)), request any Declining Lender to extend the then current Termination Date with respect to the Commitments of such Declining Lender to the proposed Termination Date requested in such extension request. In these circumstances:

(i) the Request for Extension shall expressly refer to such Declining Lender and shall be provided by the Administrative Agent to such Declining Lender;

(ii) such Declining Lender shall be included as one of the Requested Lenders for all purposes of Section 8.11 (except for the purposes of making the percentage calculation contemplated in Sections 8.11(c)(i)(B) or 8.11(c)(ii));

(iii) upon the agreement of such Declining Lender to extend the Termination Date and the delivery of the applicable Borrower Extension Notice from the Administrative Agent to the Borrower, such Declining Lender shall become an Extending Lender and shall cease to be a Declining Lender; and

(iv) in the event such Declining Lender does not, or is deemed to not, agree to extend the Termination Date, Sections 8.11(e) and 8.11(f) shall continue to apply to such Declining Lender as they applied prior to the giving of such Request for Extension.

SECTION 8.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.13. Jurisdiction, Etc. (a) Each of the parties hereto unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Borrower, the Guarantor, the Administrative Agent, any Lender Party or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum

Alenco - Amended and Restated Credit Agreement

other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Alenco - Amended and Restated Credit Agreement

SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENTS, THE DOCUMENTATION AGENTS, THE LEAD ARRANGERS, THE LENDERS AND THE ISSUING BANKS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER OR ISSUING BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[Remainder of this page intentionally left blank.]

Alenco - Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALENCO INC., as Borrower

By:	/s/ Sherri A. Brillon

Sherri A. Brillon
President

By:	/s/ Gerald T. Ince

Gerald T. Ince
Treasurer

CITIBANK, N.A., as Administrative Agent

By:	/s/ Andrew Sidford

	Name:	Andrew Sidford
	Title:	Vice President

Lenders

CITIBANK, N.A., as Lender, Issuing Bank and Swing Line Bank

By:	/s/ Andrew Sidford

	Name:	Andrew Sidford
	Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ James K.G. Campbell

	Name:	JAMES K.G. CAMPBELL
	Title:	DIRECTOR

THE ROYAL BANK OF SCOTLAND N.V., (CANADA) BRANCH

By:	/s/ Shehan J. De Silva

	Name:	Shehan J. De Silva
	Title:	Vice President

By:	/s/ David Wright

	Name:	David Wright
	Title:	Head TPM Canada

BARCLAYS BANK PLC

By:	/s/ Ann E. Sutton

	Name:	Ann E. Sutton
	Title:	Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Debra Hrelja

	Name:	Debra Hrelja
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Andrew Oram

	Name:	Andrew Oram
	Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Philippe Sandmeier

	Name:	Philippe Sandmeier
	Title:	Managing Director

By:	/s/ Ross Levitsky

	Name:	Ross Levitsky
	Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

DNB NOR BANK ASA.

By:	/s/ Sanjiv Nayar

	Name:	SANJIV NAYAR
	Title:	SENIOR VICE PRESIDENT

By:	/s/ Pal Boger

	Name:	PAL BOGER
	Title:	VICE PRESIDENT

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Mark Walton

	Name:	Mark Walton
	Title:	Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Natsuhiro Samejima

	Name:	Natsuhiro Samejima
	Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Sarah Thomas

	Name:	Sarah Thomas
	Title:	Vice President

EXPORT DEVELOPMENT CANADA

By:	/s/ Christiane De Billy

	Name:	CHRISTIANE DE BILLY
	Title:	FINANCING MANAGER

By:	/s/ Quynh Nguyen

	Name:	QUYNH NGUYEN
	Title:	FINANCING MANAGER

Signature Page to Amended and Restated Credit Agreement

BNP PARIBAS

By:	/s/ Berangere Allen

	Name:	Berangere Allen
	Title:	Director

By:	/s/ Angela B. Arnold

	Name:	Angela B. Arnold
	Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

SCHEDULE I

COMMITMENTS

Name of Lender	Revolving Credit Commitment	Letter of Credit Sub-Commitment	Swing Line Sub-Commitment
Bank of America, N.A.	$90,000,000.00
The Royal Bank of Scotland N.V., (Canada) Branch	$90,000,000.00
Citibank, N.A.	$90,000,000.00	$25,000,000.00	$25,000,000.00
Barclays Bank PLC	$90,000,000.00
JPMorgan Chase Bank, N.A.	$90,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$75,000,000.00
Deutsche Bank AG, New York Branch	$75,000,000.00
DnB NOR Bank ASA	$75,000,000.00
Goldman Sachs Lending Partners LLC	$75,000,000.00
Sumitomo Mitsui Banking Corporation	$75,000,000.00
Wells Fargo Bank, National Association	$75,000,000.00
Export Development Canada	$55,000,000.00
BNP Paribas	$45,000,000.00

Total of Commitments:	$1,000,000,000.00	$25,000,000.00	$25,000,000.00

Alenco - Amended and Restated Credit Agreement

EXHIBIT A

[Intentionally omitted]

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT B-1 - FORM OF NOTICE OF BORROWING

Citibank, N.A., as Administrative Agent

for the Lenders and Issuing Banks parties

to the Credit Agreement

referred to below

1615 Brett Road, Building #3

New Castle, Delaware 19720

[Date]

Attention:

Ladies and Gentlemen:

The undersigned, Alenco Inc., refers to the Second Amended and Restated Credit Agreement, dated as of October 20, 2011 (as amended, amended and restated, supplemented or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Citigroup Global Markets Inc., Barclays Capital (“BARCLAYS CAPITAL”), the investment bank division of Barclays Bank PLC (“BARCLAYS BANK”, and together with BARCLAYS CAPITAL, “BARCLAYS”) and J.P. Morgan Securities LLC, as Lead Arrangers for the Lender Parties, Bank of America, N.A. and The Royal Bank of Scotland N.V., (Canada) Branch, as Syndication Agents for the Lender Parties, Citibank, N.A., as the Swing Line Bank and Administrative Agent for the Lender Parties, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             ,         .

(ii) The Type of Revolving Credit Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $        .

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [     days][             month[s]].]

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Very truly yours,

ALENCO INC.

By:
Name:
Title:

By:
Name:
Title:

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT B-2 - FORM OF NOTICE OF BORROWING

Citibank, N.A., as Administrative Agent

for the Lenders and Issuing Banks parties

to the Credit Agreement

referred to below

1615 Brett Road, Building #3

New Castle, Delaware 19720

[Date]

Attention:

Ladies and Gentlemen:

The undersigned, Alenco Inc., refers to the Second Amended and Restated Credit Agreement that is proposed to be entered into on October 20, 2011 (as amended, amended and restated, supplemented or modified from time to time, the “Credit Agreement”, the terms defined in the draft of such agreement existing on the date of this notice being used herein as therein defined), among the undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Citigroup Global Markets Inc., Barclays Capital (“BARCLAYS CAPITAL”), the investment bank division of Barclays Bank PLC (“BARCLAYS BANK”, and together with BARCLAYS CAPITAL, “BARCLAYS”) and J.P. Morgan Securities LLC, as Lead Arrangers for the Lender Parties, Bank of America, N.A. and The Royal Bank of Scotland N.V., (Canada) Branch, as Syndication Agents for the Lender Parties, Citibank, N.A., as the Swing Line Bank and Administrative Agent for the Lender Parties, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             , 20    .

(ii) The Type of Revolving Credit Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $        .

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [     days][             month[s]].]

[If the Proposed Borrowing is to be comprised of Eurodollar Rate Advances:] [The undersigned hereby indemnifies each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified above for such Borrowing the applicable conditions set forth in Article III of the Credit Agreement, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to

Alenco – Exhibits to Second Amended and Restated Credit Agreement

fund the Revolving Credit Advance to be made by such Lender as part of such Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.]

Very truly yours,

ALENCO INC.

By:
Name:
Title:

By:
Name:
Title:

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Alenco Inc.

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc., the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Advances for all Lenders[8]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[9]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	][10]

[Remainder of this page intentionally left blank.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Effective Date:              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

Alenco – Exhibits to Second Amended and Restated Credit Agreement

[Consented to and][13] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Title:

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

ANNEX 1

Alenco Inc. Credit Agreement dated as of October     , 2011

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is

Alenco – Exhibits to Second Amended and Restated Credit Agreement

any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT D-1 –

FORM OF OPINION OF

INTERNAL COUNSEL FOR, OR

ACTING ON BEHALF OF, THE

BORROWER AND THE GUARANTOR

[            , 20    ]

To Citibank, N.A.

as Administrative Agent and each

of the Lender Parties

Party to the Credit Agreement

referred to below

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section [3.01(f)(vii)] [Section 2.19(d)(vi)] of the Second Amended and Restated Credit Agreement dated as of October 20, 2011 (the “Credit Agreement”), among Alenco Inc. (the “Borrower”), the Lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Citigroup Global Markets Inc., Barclays Capital, the investment bank division of Barclays Bank PLC, and J.P. Morgan Securities LLC, as Lead Arrangers, Citibank, N.A., as Swing Line Bank and Administrative Agent and Bank of America, N.A. and The Royal Bank of Scotland N.V., (Canada) Branch, as Syndication Agents.

I, David F.C. Sheridan, am employed by Encana Corporation (the “Guarantor”) in the position of Associate General Counsel and have acted as in-house counsel on behalf of the Borrower and the Guarantor from time to time. I have acted in connection with the preparation, execution and delivery of the Credit Agreement by the Borrower and the Second Amended and Restated Guaranty dated as of October 20, 2011, by the Guarantor in favor of the Agent and the Lenders referred to above (the “Guaranty”). Terms defined in the Credit Agreement or the Guaranty are used herein as respectively therein defined.

In that connection, I have examined:

(a)	the Credit Agreement;

(b)	the Guaranty;

(c)	the documents furnished to you by the Guarantor at the closing, pursuant to [Section 3.01] [Section 2.19] of the Credit Agreement; and

(d)	the constating documents of the Guarantor and all amendments thereto (the “Guarantor’s Charter Documents”).

The items numbered (a) through (d), above, are hereinafter sometimes collectively referred to as the “Documents”.

I have made such investigations and have examined such public instruments, corporate records and other documents and certificates as I have considered relevant and necessary for the purposes of this opinion.

Based upon and subject to the foregoing and to the qualifications set forth below, and without personal obligation or liability, I am of the opinion that:

1.	Encana Corporation (the “Guarantor”) is validly subsisting as a corporation under the Canada Business Corporations Act.

2.	The Guarantor has all necessary corporate power and authority to execute, deliver and perform its obligations under the Guaranty. The execution, delivery and performance by the Guarantor of the Guaranty have been duly authorized by all necessary corporate action on the part of the Guarantor.

3.	The Guaranty has been duly executed and delivered by the Guarantor.

4.	To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Guarantor or its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Documents or the consummation of the transactions contemplated thereby or that are reasonably likely to be determined adversely and, if determined adversely, would have a materially adverse effect upon the business, operations, assets or the financial condition of the Guarantor and its Subsidiaries (including the Borrower) taken as a whole.

5.	To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Documents or the consummation of the transactions contemplated thereby or that are reasonably likely to be determined adversely and, if determined adversely, would have a materially adverse effect upon the business, operations, assets or the financial condition of the Borrower and its Subsidiaries taken as a whole.

6.	The execution, delivery and performance by the Guarantor of the Guaranty, and the consummation of the transactions contemplated thereby, do not (a) violate the Guarantor’s Charter Documents, (b) violate the laws of the Province of Alberta and the federal laws of Canada that, in each case, in my experience, are applicable to credit transactions of the type contemplated by the Guaranty and are in effect on the date hereof (“Covered Laws”) or (c) violate any contractual or legal restriction contained in any document to which the Guarantor is a party.

7.	Except for any filings, authorizations or approvals as are specifically provided for in the Documents, no authorizations, approvals or other action by, and no notice or filings with, any governmental or regulatory authority or agency are necessary under any Covered Law by which the Guarantor is bound for the execution, delivery or performance by the Guarantor of the Guaranty.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

8.	To the best of my knowledge, except for any filings, authorizations or approvals as are specifically provided for in the Documents, no authorizations, approvals or other action by, and no notice or filings with, any third party are necessary under any other documentation by which the Guarantor is bound for the execution, delivery or performance by the Guarantor of the Guaranty.

9.	In any proceeding in a court of competent jurisdiction in the Province of Alberta (an “Alberta Court”) for the enforcement of the Guaranty, the Alberta Court would give effect to the choice of New York law as the proper law governing the Guaranty in respect of all issues which, under the Covered Laws, are to be determined in accordance with the chosen law of the contract, provided that

(a)	such choice of law is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of any other jurisdiction) and such choice of law is not contrary to public policy, as that term is understood under any Covered Law (“Public Policy”); to my knowledge, there are no reasons under any Covered Law for avoiding the choice of New York law to govern the Guaranty; and

(b)	in any such proceeding, and notwithstanding the parties’ choice of law, the Alberta Court:

(i)	will not take judicial notice of the provisions of New York law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)	will not apply any New York law and will apply Covered Laws to matters which would be characterized under Covered Laws as procedural;

(iii)	will apply provisions of Covered Laws that have overriding effect;

(iv)	will not apply any New York law if such application would be characterized under Covered Laws as the direct or indirect enforcement of a foreign revenue, expropriatory, or penal law or if its application would be contrary to Public Policy; and

(v)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed.

The opinions expressed herein are limited to the Covered Laws. No opinion is expressed upon the laws of any other jurisdiction.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

This opinion relates exclusively to the transaction referred to above and is for the sole use and benefit of the Agent and Lender Parties referred to above. Accordingly, it cannot be relied upon by other parties or used in other transactions without my express written consent.

Yours truly,

Encana Corporation

David F.C. Sheridan
Associate General Counsel

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT D-2 FORM OF OPINION

OF SPECIAL NEW YORK COUNSEL FOR

THE BORROWER AND THE GUARANTOR

[            , 20    ]

To the Lenders party to the Credit

Agreement referred to below

and Citibank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

We have acted as special counsel to Alenco Inc., a Delaware corporation (the “Borrower”), and Encana Corporation, a corporation organized under the laws of Canada (the “Parent Guarantor”, and together with the Borrower, the “Principal Parties”), in connection with (a) the Second Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among the Borrower, the financial institutions listed on the signature pages of the Credit Agreement (the “Lenders”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Citigroup Global Markets Inc., Barclays Capital, the investment bank division of Barclays Bank PLC and J.P. Morgan Securities LLC, as lead arrangers, Bank of America, N.A. and The Royal Bank of Scotland N.V., (Canada) Branch, as syndication agents, Barclays Bank and JPMorgan Chase Bank, N.A. as documentation agents, and Citibank N.A., as Swing Line Bank and Administrative Agent, (the “Agent”) and (b) the Second Amended and Restated Guaranty (the “Guaranty”), dated as of the date hereof, executed by the Parent Guarantor in favor of the Agent and the Lender Parties. This opinion is being furnished to you at the request of the Borrower as provided by [Section 3.01(f)(viii)] [Section

Alenco – Exhibits to Second Amended and Restated Credit Agreement

2.19(d)(vii)] of the Credit Agreement. Capitalized terms used and not otherwise defined have the respective meanings given those terms in the Credit Agreement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, each dated as of the date of this letter (collectively, the “Documents”):

10. the Credit Agreement; and

11. the Guaranty.

In addition, we have examined: (i) those corporate records of the Borrower that we have considered appropriate, including copies of the certificate of incorporation and by-laws of the Borrower certified by it as in effect on the date of this letter (collectively, the “Charter Documents”) and copies of resolutions of the board of directors of the Borrower certified by it; and (ii) those other certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion. We have also relied upon the factual matters contained in the representations and warranties of the Principal Parties made in the Documents and upon certificates of public officials and the Principal Parties.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have

Alenco – Exhibits to Second Amended and Restated Credit Agreement

also assumed, without independent investigation, the enforceability of the Documents against each party other than the Principal Parties.

In addition, in the case of the Parent Guarantor, we have assumed, without independent investigation, that (i) the Parent Guarantor is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Parent Guarantor has all necessary corporate power and authority to execute, deliver and perform its obligations under each Document to which it is a party, (iii) the execution, delivery and performance of each Document have been duly authorized by all necessary corporate action and do not violate its charter or other organizational documents or the laws of its jurisdiction of organization and (iv) each Document has been duly executed and delivered by it under the laws of its jurisdiction of organization.

Whenever we indicate that our opinion is based upon our knowledge or words of similar import, our opinion is based solely on an officer’s certificate of the Borrower and Parent Guarantor and without any independent verification or investigation.

Based upon the foregoing, and subject to the assumptions, exceptions and qualifications stated below, we are of the opinion that:

1. The Borrower is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under each Document to which it is a party. The execution, delivery and performance by the Borrower of each Document to which it

Alenco – Exhibits to Second Amended and Restated Credit Agreement

is a party have been duly authorized by all necessary corporate action on the part of the Borrower and do not violate its Charter Documents.

3. Each Document has been duly executed and delivered by each Principal Party which is a party to it. Each Document constitutes the legal, valid and binding obligation of each Principal Party which is a party to it, enforceable against that Principal Party in accordance with its terms.

4. The execution and delivery by each Principal Party of each of the Documents to which it is a party and the performance by the Principal Party of its obligations under the Documents do not (i) violate any Covered Law (as defined below) (including Regulations U or X of the Board of Governors of the Federal Reserve System of the United States), (ii) violate any material order, writ, injunction or decree of which we have knowledge of any court or governmental authority or agency binding upon the Principal Party or to which the Principal Party is subject, (iii) breach or result in a default under any agreement listed on Schedule      to which the Principal Party is a party or by which the Principal Party is bound, or (iv) result in the creation or imposition of any Lien upon any of the assets of the Principal Party under the terms of any such agreement.

5. Except for any filings, authorizations or approvals as are specifically provided for in the Documents, no authorizations or approvals of, and no filings with, any governmental or regulatory authority or agency are necessary under any Covered Law for the execution, delivery or performance by any Principal Party of the Documents to which it is a party.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

6. None of the Principal Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

This opinion is subject to the following assumptions, exceptions and qualifications:

(a) The enforceability of the Documents may be: (i) subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally; and (ii) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) We express no opinion as to: (i) the enforceability of any provisions in the Guaranty purporting to preserve and maintain the liability of any party to the Guaranty despite the fact that the guarantied debt is unenforceable due to illegality; (ii) the enforceability of any provisions contained in the Documents that purport to establish (or may be construed to establish) evidentiary standards; and (iii) the enforceability of forum selection clauses in the federal courts.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America that, in each case, in our experience, are normally applicable to credit transactions of the type contemplated by the Credit Agreement (collectively, the “Covered Laws”). This opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

This opinion is furnished by us solely for your benefit in connection with the transactions referred to in the Credit Agreement and may not be circulated to, or relied upon by, any other Person, except that it may be circulated to any prospective Lender in accordance with the Credit Agreement and may be relied upon by any person who, in the future, becomes a Lender.

                                   Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Schedule 1

AGREEMENTS

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT E-1

FORM OF GUARANTY

SECOND AMENDED AND RESTATED GUARANTY

Dated as of October 20, 2011

From

ENCANA CORPORATION

as Guarantor

in favor of

THE LENDER PARTIES REFERRED TO HEREIN

Alenco – Exhibits to Second Amended and Restated Credit Agreement

SECOND AMENDED AND RESTATED GUARANTY

This SECOND AMENDED AND RESTATED GUARANTY dated as of October 20, 2011 (this “Guaranty”), is made by Encana Corporation, a corporation subsisting under the Canada Business Corporations Act (the “Guarantor”), in favor of the Administrative Agent, the Lenders and the Issuing Banks referred to below (the “Lender Parties”) and amends and restates in entirety the Original Guaranty (as defined below).

PRELIMINARY STATEMENTS:

1. Alenco Inc., a Delaware corporation (the “Borrower”) entered into a Credit Agreement dated as of December 22, 2003 (the “2003 Credit Agreement”), with Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank”, and together with Barclays Capital, “Barclays”), Citigroup Global Markets Inc. (“CGMI”), Barclays Bank, Citibank, N.A. (“Citibank”) and the initial lenders named therein, and in connection therewith, the Guarantor issued the Guaranty, dated as of December 22, 2003 (the “2003 Guaranty”), as a condition precedent to the making of advances under the 2003 Credit Agreement.

2. The Borrower, Barclays, CGMI and Citibank and the initial lenders named therein amended and restated the 2003 Credit Agreement pursuant to the Amended and Restated Credit Agreement dated as of December 8, 2004, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of January 12, 2005 and by the Second Amendment to Amended and Restated Credit Agreement dated as of December 2, 2005 (as amended and restated, the “2004 Credit Agreement”), and in connection therewith, the Guarantor issued the Amended and Restated Guaranty dated as of December 8, 2004 (the “2004 Guaranty”), as a condition precedent to the effectiveness of the 2004 Credit Agreement.

3. The Borrower, Barclays, CGMI, BNP Paribas, The Bank of Tokyo Mitsubishi UFJ, Ltd. and The Royal Bank of Scotland plc and the initial lenders named therein amended and restated the 2004 Credit Agreement pursuant to the Amended and Restated Credit Agreement dated as of December 14, 2006, as amended by Amendment No. 1 to the Amended and Restated Credit Agreement effective as of July 31, 2009 (as amended and restated and amended, the “Original Credit Agreement”), and in connection therewith, the Guarantor issued the Amended and Restated Guaranty dated as of December 14, 2006 (the “Original Guaranty”), as a condition precedent to the effectiveness of the Original Credit Agreement.

4. The Borrower, Bank of America, N.A., The Royal Bank of Scotland N.V., (Canada) Branch, Citibank, Barclays and JPMorgan Chase Bank, N.A. and the initial lenders named therein are parties to a Second Amended and Restated Credit Agreement dated as of October 20, 2011, pursuant to which such parties have amended and restated the Original Credit Agreement on the terms and conditions set forth in such Amended and Restated Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its

Alenco – Exhibits to Second Amended and Restated Credit Agreement

terms, the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein are used herein as therein defined).

5. The Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement.

6. It is a condition precedent to the making of advances under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises, in order to induce the Lead Arrangers, the Syndication Agents, the Administrative Agent and the Lender Parties to enter into the Credit Agreement, the Guarantor hereby agrees as follows:

Section 1. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees as guarantor and not merely as surety, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and out-of-pocket expenses) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any other Lender Party under the Credit Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Lender Party with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Credit Agreement or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, including, without

Alenco – Exhibits to Second Amended and Restated Credit Agreement

limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries or any transfer of the Guaranteed Obligations to a successor;

(f) any failure of any Lender Party to disclose to the Borrower or the Guarantor any information relating to the financial condition, operations, properties or prospects of the Guarantor or the Borrower, as the case may be, now or in the future known to any Lender Party (the Guarantor waiving any duty on the part of the Lender Parties to disclose such information); or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Lender Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 3. Waivers and Acknowledgments. (a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waivers set forth in this Section 3 are knowingly made in contemplation of such benefits.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Section 4. Subrogation. The Guarantor will not exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Lender Party against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the other Lender Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (a) the Guarantor shall make payment to the Administrative Agent or any other Lender Party of all or any part of the Guaranteed Obligations, (b) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (c) the Termination Date shall have occurred, the Administrative Agent and the other Lender Parties will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

Section 5. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with Section 2.14 of the Credit Agreement, free and clear of and without deduction for any and all Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any other Lender Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such other Lender Party (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Guarantor agrees to pay any Other Taxes.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

(c) The Guarantor will indemnify the Administrative Agent and each Lender Party for the full amount of Taxes or Other Taxes imposed on or paid by the Administrative Agent or such other Lender Party (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Administrative Agent or such other Lender Party (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes by or on behalf of the Guarantor, the Guarantor will furnish to the Administrative Agent, at its address set forth in Section 8.02(a)(ii) of the Credit Agreement, the original receipt of payment thereof or a certified copy of such receipt.

(e) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 5 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

(f) Each Lender Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of the Credit Agreement in the case of each initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Guarantor or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender Party (but only so long as such Lender Party remains lawfully able to do so), provide the Guarantor with such original forms or statements as such Lender Party is required to provide to the Borrower or Administrative Agent pursuant to Section 2.15 of the Credit Agreement, and the relevant provisions of Section 2.15 of the Credit Agreement shall govern the rights and obligations of such Lender Party with respect thereto.

(g) In the event that an additional payment is made under this Section 5 for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Guarantor such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the Guarantor had not been required to make such deduction or withholding; provided that the Guarantor, upon the request of such Lender Party, agrees to pay the amount paid over to the Guarantor (plus penalties, interest and other reasonable charges) to such Lender Party in the event such Lender Party is required to repay such credit, relief, remission or repayment to the applicable taxation authority. Nothing herein contained shall interfere

Alenco – Exhibits to Second Amended and Restated Credit Agreement

with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h) Upon the request of the Borrower or the Guarantor or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender Party, any Lender Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Guarantor two original Internal Revenue Service form W-9 or any successor or other form prescribed by the Internal Revenue Service. If any Lender Party fails to deliver Internal Revenue Service form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Guarantor may withhold from any payment to such Lender Party the applicable backup withholding tax imposed by the Internal Revenue Code and remit such amount to the applicable taxation authority if required by law, without reduction, and such Lender Party shall not be entitled to any additional amounts under this Section 5 with respect to Taxes imposed by the United States by reason of such failure.

Section 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

(a) The Guarantor is a corporation duly amalgamated and validly existing under the laws of Canada.

(b) The execution, delivery and performance by the Guarantor of this Guaranty, and the consummation of the transactions contemplated hereby, are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Guarantor’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Guarantor.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

(d) This Guaranty has been duly executed and delivered by the Guarantor. This Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and may be subject to the discretion of courts with respect to the granting of equitable remedies and their power to stay proceedings for the execution of judgments. The enforceability of the obligations of the Guarantor under this Guaranty is also subject to judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

(e) The Consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 2010, and the related Consolidated statements of earnings and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, chartered accountants, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Guarantor and its Subsidiaries as at such date and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Except as has been disclosed to the Lenders in writing, since December 31, 2010, there has been no Material Adverse Change.

(f) Except as has been disclosed to the Lenders in writing, there is no action, suit, litigation or proceeding affecting the Guarantor or any of its Subsidiaries, including any Environmental Action, pending or, to the best of the Guarantor’s knowledge after reasonable investigation, overtly threatened, before any court, governmental agency or arbitrator that (i) is reasonably likely to be determined adversely, and if determined adversely, would have a Material Adverse Effect or (ii) purports to affect adversely the legality, validity or enforceability of this Guaranty or the consummation of the transactions contemplated thereby.

(g) The operations and properties of the Guarantor and each of its Subsidiaries comply in all material respects with all applicable laws, rules, regulations and orders, and any past non-compliance with any such applicable law, rule, regulation or order has been resolved without any ongoing obligations or costs which could reasonably be expected to have a Material Adverse Effect.

(h) Neither the Guarantor nor any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

(i) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(j) The Guarantor has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and the Guarantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of such other Loan Parties.

(k) The Guarantor has delivered to the Administrative Agent for delivery to each other Lender Party a true and complete copy of the Guarantor Credit Agreement referred to in Section 7(a) below as in effect on the date hereof.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Section 7. Covenants. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid or any Lender shall have any Commitment:

(a) the Guarantor shall comply with each covenant set forth in Article 8 of the Extendible Revolving – Term Credit Facility dated as of October 12, 2011, (the “Guarantor Credit Agreement”) among the Guarantor, as borrower, the financial and other institutions party thereto from time to time as lenders, and Royal Bank of Canada, as administrative agent, as such agreement may be further amended, amended and restated, supplemented or otherwise modified from time to time (i) in accordance with the terms thereof and, so long as the consent of all of the Lender Parties is not required pursuant to any of the clauses contained in the proviso to Section 8 hereof, with the consent of the Required Lenders or (ii) in accordance with the terms thereof so long as Lenders owed at least 66.67% of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders or, if no Revolving Credit Advances are then outstanding, Lenders having at least 66.67% of the Revolving Credit Commitments shall not object in writing to the effectiveness for purposes of this Guaranty of any such amendment, waiver, supplement or other modification within ten (10) Business Days after receipt by the Administrative Agent of the Guarantor’s written request that such amendment, waiver, supplement or other modification become effective for purposes of this Guaranty; provided, however, if the Guarantor Credit Agreement shall for any reason terminate or otherwise cease to be valid and binding on the Guarantor at any time, the term “Guarantor Credit Agreement” as used herein shall mean the Guarantor Credit Agreement as in effect for purposes of this Guaranty immediately prior to such time after giving effect to any amendments, waivers, supplements or other modifications thereof which were effective prior to such time for purposes of this Guaranty as provided in clause (i) or (ii) of this Section 7(a);

(b) the Guarantor shall retain, directly or indirectly, legal and beneficial ownership of 100% percent of the Voting Shares of the Borrower; and

(c) the Guarantor shall provide to the Administrative Agent (with sufficient copies for each of the Lender Parties) (i) all financial statements, certificates, reports and other information required to be delivered to the “Agent” pursuant to Sections 8.1(h) and 8.1(q)(ii) of the Guarantor Credit Agreement and (ii) all notices required to be delivered to the “Agent” pursuant to Section 8.1(q)(i) of the Guarantor Credit Agreement, in each case as and when required to be delivered thereunder.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Section 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties, (a) limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder, (c) change the number of Lender Parties required to take any action hereunder, or (d) amend or waive any of the terms of Section 7(a) or this Section 8.

Section 9. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Guarantor, to it at Encana Corporation, 1800, 855 – 2nd Street S.W., Calgary, Alberta, T2P 2S5, Canada, Attention: Executive Vice-President & Chief Financial Officer, Fax: (403) 645-4853 with a copy to Treasury Department, Fax: (403) 718-6940;

(ii) if to the Administrative Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No (212) 994-0961; Telephone No (302) 323-5499)

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) So long as Citibank is the Administrative Agent, notices and other communications required to be delivered hereunder may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent by e-mail at oploanswebadmin@citigroup.com, or by other electronic communications (including other e-mail addresses and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent.

(c) Change of Address, etc. Any party may change its address or facsimile number for notices or other communications hereunder by notices to the other parties hereto.

(d) Platform.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

(i) The Guarantor agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lender Parties by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (the “Agent Parties”) have any liability to the Guarantor, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Guarantor’s or the Administrative Agent’s transmission or communication through the Platform except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or such Related Party acted with gross negligence or willful misconduct in connection with such transmission. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Guarantor provides to the Administrative Agent pursuant to this Guaranty or the transactions contemplated herein which is distributed to the Administrative Agent or any Lender Party by means of electronic communications pursuant to this Section, including through the Platform.

Section 10. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11. Indemnification. Without limitation on any other obligations of the Guarantor or remedies of the Lender Parties under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender Party from and against, and shall pay on demand, any and all losses, liabilities and damages, and reasonable costs, expenses and charges (including the reasonable fees and documented disbursements of such Lender Party’s legal counsel) suffered or incurred by such Lender Party as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Section 12. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lender Parties and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in, and in accordance with the terms of Section 8.07 of the Credit Agreement.

Section 13. Judgment. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Credit Agreement in United States Dollars into another currency, the Guarantor agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender Parties could purchase United States Dollars with such other currency at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.

(b) United States Dollars are the sole currency of account and payment for all sums payable by the Guarantor under or in connection with this Guaranty, including damages. The obligation of the Guarantor in respect of any sum due from it hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day next succeeding receipt by the Lender Parties of any sum adjudged to be so due in such other currency the Lender Parties may in accordance with normal banking procedures purchase United States Dollars with such other currency; if the United States Dollars so purchased are less than the sum originally due to the Lender Parties in United States Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender Parties against such loss.

Section 14. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the parties hereto unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Guarantor or any Related Party of the foregoing in any way relating to this Guaranty, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in

Alenco – Exhibits to Second Amended and Restated Credit Agreement

respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Guarantor hereby irrevocably appoints and empowers CT Corporation System (the “Process Agent”) as its agent in the State of New York pursuant to the designation of agent for service delivered (or to be delivered) pursuant to Section 3.01(f)(ix) of the Credit Agreement to receive on behalf of the Guarantor and its property service of copies of the summons and complaint and any other process that may be served in any action, litigation or proceeding arising out of or relating to this Guaranty. The Guarantor hereby further irrevocably consents to the service of process in any such action, litigation or proceeding in such courts by the mailing thereof by any Lender Party by registered or certified mail, postage prepaid, to the Process Agent, and hereby further agrees that the failure of the Process Agent to give any notice of any such service to the Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Guarantor agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction.

(c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THIS GUARANTY, THE CREDIT AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

(e) To the extent that the Guarantor has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty.

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Alenco – Exhibits to Second Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.

ENCANA CORPORATION,
as Guarantor

By:
Name:
Title:

By:
Name:
Title:

Consented to:

CITIBANK, N.A., as Administrative Agent

By
Name:
Title:

EXHIBIT E-2 FORM OF

AMENDED AND RESTATED GUARANTY

[            ]1 AMENDED AND RESTATED GUARANTY

Dated as of             , 20[    ]

From

ENCANA CORPORATION

as Guarantor

in favor of

THE LENDER PARTIES REFERRED TO HEREIN

[1]	On each Section 2.19 Effective Date, insert the correct number.

[            ]2 AMENDED AND RESTATED GUARANTY

This [            ] AMENDED AND RESTATED GUARANTY dated as of             , 20[    ] (this “Guaranty”), is made by Encana Corporation, a corporation subsisting under the Canada Business Corporations Act (the “Guarantor”), in favor of the Administrative Agent, the Lenders and the Issuing Banks referred to below (the “Lender Parties”) and amends and restates in entirety the Original Guaranty (as defined below).

PRELIMINARY STATEMENTS:

1. Alenco Inc., a Delaware corporation (the “Borrower”) entered into a Credit Agreement dated as of December 22, 2003 (the “2003 Credit Agreement”), with Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank”, and together with Barclays Capital, “Barclays”), Citigroup Global Markets Inc. (“CGMI”), Barclays Bank, Citibank, N.A. (“Citibank”) and the initial lenders named therein, and in connection therewith, the Guarantor issued the Guaranty, dated as of December 22, 2003 (the “2003 Guaranty”), as a condition precedent to the making of advances under the 2003 Credit Agreement.

2. The Borrower, Barclays, CGMI and Citibank and the initial lenders named therein amended and restated the 2003 Credit Agreement pursuant to the Amended and Restated Credit Agreement dated as of December 8, 2004, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of January 12, 2005 and by the Second Amendment to Amended and Restated Credit Agreement dated as of December 2, 2005 (as amended and restated, the “2004 Credit Agreement”), and in connection therewith, the Guarantor issued the Amended and Restated Guaranty dated as of December 8, 2004 (the “2004 Guaranty”), as a condition precedent to the effectiveness of the 2004 Credit Agreement.

3. The Borrower, Barclays, CGMI, BNP Paribas, The Bank of Tokyo Mitsubishi UFJ, Ltd. and The Royal Bank of Scotland plc and the initial lenders named therein amended and restated the 2004 Credit Agreement pursuant to the Amended and Restated Credit Agreement dated as of December 14, 2006, as amended by Amendment No. 1 to the Amended and Restated Credit Agreement effective as of July 31, 2009 (as amended and restated and amended, the “Original Credit Agreement”), and in connection therewith, the Guarantor issued the Amended and Restated Guaranty dated as of December 14, 2006 (the “Original Guaranty”), as a condition precedent to the effectiveness of the Original Credit Agreement.

4. The Borrower, Bank of America, N.A., The Royal Bank of Scotland N.V., (Canada) Branch, Citibank, Barclays and JPMorgan Chase Bank, N.A. and the initial lenders named therein are parties to a Second Amended and Restated Credit Agreement dated as of October 20, 2011, pursuant to which such parties have amended and restated the Original Credit Agreement on the terms and conditions set

[2]	On each Section 2.19 Effective Date, insert the correct number.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

forth in such Amended and Restated Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein are used herein as therein defined).

5. The Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement.

6. It is a condition precedent to the ability of the Borrower to exercise its rights under Section 2.19 of the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises, in order to induce the Lead Arrangers, the Syndication Agents, the Administrative Agent and the Lender Parties to enter into the Credit Agreement, the Guarantor hereby agrees as follows:

Section 1. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees as guarantor and not merely as surety, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and out-of-pocket expenses) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any other Lender Party under the Credit Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Lender Party with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Credit Agreement or any agreement or instrument relating thereto;

Alenco – Exhibits to Second Amended and Restated Credit Agreement

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries or any transfer of the Guaranteed Obligations to a successor;

(f) any failure of any Lender Party to disclose to the Borrower or the Guarantor any information relating to the financial condition, operations, properties or prospects of the Guarantor or the Borrower, as the case may be, now or in the future known to any Lender Party (the Guarantor waiving any duty on the part of the Lender Parties to disclose such information); or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Lender Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 3. Waivers and Acknowledgments. (a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

(c) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waivers set forth in this Section 3 are knowingly made in contemplation of such benefits.

Section 4. Subrogation. The Guarantor will not exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Lender Party against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the other Lender Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (a) the Guarantor shall make payment to the Administrative Agent or any other Lender Party of all or any part of the Guaranteed Obligations, (b) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (c) the Termination Date shall have occurred, the Administrative Agent and the other Lender Parties will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

Section 5. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with Section 2.14 of the Credit Agreement, free and clear of and without deduction for any and all Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any other Lender Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such other Lender Party (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the

Alenco – Exhibits to Second Amended and Restated Credit Agreement

full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Guarantor agrees to pay any Other Taxes.

(c) The Guarantor will indemnify the Administrative Agent and each Lender Party for the full amount of Taxes or Other Taxes imposed on or paid by the Administrative Agent or such other Lender Party (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Administrative Agent or such other Lender Party (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes by or on behalf of the Guarantor, the Guarantor will furnish to the Administrative Agent, at its address set forth in Section 8.02(a)(ii) of the Credit Agreement, the original receipt of payment thereof or a certified copy of such receipt.

(e) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 5 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

(f) Each Lender Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of the Credit Agreement in the case of each initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Guarantor or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender Party (but only so long as such Lender Party remains lawfully able to do so), provide the Guarantor with such original forms or statements as such Lender Party is required to provide to the Borrower or Administrative Agent pursuant to Section 2.15 of the Credit Agreement, and the relevant provisions of Section 2.15 of the Credit Agreement shall govern the rights and obligations of such Lender Party with respect thereto.

(g) In the event that an additional payment is made under this Section 5 for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Guarantor such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the Guarantor had not been required to make such deduction or withholding; provided that

Alenco – Exhibits to Second Amended and Restated Credit Agreement

the Guarantor, upon the request of such Lender Party, agrees to pay the amount paid over to the Guarantor (plus penalties, interest and other reasonable charges) to such Lender Party in the event such Lender Party is required to repay such credit, relief, remission or repayment to the applicable taxation authority. Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h) Upon the request of the Borrower or the Guarantor or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender Party, any Lender Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Guarantor two original Internal Revenue Service form W-9 or any successor or other form prescribed by the Internal Revenue Service. If any Lender Party fails to deliver Internal Revenue Service form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Guarantor may withhold from any payment to such Lender Party the applicable backup withholding tax imposed by the Internal Revenue Code and remit such amount to the applicable taxation authority if required by law, without reduction, and such Lender Party shall not be entitled to any additional amounts under this Section 5 with respect to Taxes imposed by the United States by reason of such failure.

Section 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

(a) The Guarantor is a corporation duly amalgamated and validly existing under the laws of Canada.

(b) The execution, delivery and performance by the Guarantor of this Guaranty, and the consummation of the transactions contemplated hereby, are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Guarantor’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Guarantor.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

(d) This Guaranty has been duly executed and delivered by the Guarantor. This Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and may be subject to the discretion of courts with respect to the granting of equitable remedies and their power to stay proceedings for the execution

Alenco – Exhibits to Second Amended and Restated Credit Agreement

of judgments. The enforceability of the obligations of the Guarantor under this Guaranty is also subject to judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

(e) The Consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 20[    ]3 , and the related Consolidated statements of earnings and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, chartered accountants, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Guarantor and its Subsidiaries as at such date and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Except as has been disclosed to the Lenders in writing, since December 31, 20[    ], there has been no Material Adverse Change.

(f) Except as has been disclosed to the Lenders in writing, there is no action, suit, litigation or proceeding affecting the Guarantor or any of its Subsidiaries, including any Environmental Action, pending or, to the best of the Guarantor’s knowledge after reasonable investigation, overtly threatened, before any court, governmental agency or arbitrator that (i) is reasonably likely to be determined adversely, and if determined adversely, would have a Material Adverse Effect or (ii) purports to affect adversely the legality, validity or enforceability of this Guaranty or the consummation of the transactions contemplated thereby.

(g) The operations and properties of the Guarantor and each of its Subsidiaries comply in all material respects with all applicable laws, rules, regulations and orders, and any past non-compliance with any such applicable law, rule, regulation or order has been resolved without any ongoing obligations or costs which could reasonably be expected to have a Material Adverse Effect.

(h) Neither the Guarantor nor any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

(i) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(j) The Guarantor has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and the Guarantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of such other Loan Parties.

[3]	Insert year immediately prior to date of this guaranty.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

(k) The Guarantor has delivered to the Administrative Agent for delivery to each other Lender Party a true and complete copy of the Guarantor Credit Agreement referred to in Section 7(a) below as in effect on the date hereof.

Section 7. Covenants. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid or any Lender shall have any Commitment:

(a) the Guarantor shall comply with each covenant set forth in Article 8 of the Extendible Revolving – Term Credit Facility dated as of October 12, 2011, (the “Guarantor Credit Agreement”) among the Guarantor, as borrower, the financial and other institutions party thereto from time to time as lenders, and Royal Bank of Canada, as administrative agent, as such agreement may be further amended, amended and restated, supplemented or otherwise modified from time to time (i) in accordance with the terms thereof and, so long as the consent of all of the Lender Parties is not required pursuant to any of the clauses contained in the proviso to Section 8 hereof, with the consent of the Required Lenders or (ii) in accordance with the terms thereof so long as Lenders owed at least 66.67% of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders or, if no Revolving Credit Advances are then outstanding, Lenders having at least 66.67% of the Revolving Credit Commitments shall not object in writing to the effectiveness for purposes of this Guaranty of any such amendment, waiver, supplement or other modification within ten (10) Business Days after receipt by the Administrative Agent of the Guarantor’s written request that such amendment, waiver, supplement or other modification become effective for purposes of this Guaranty; provided, however, if the Guarantor Credit Agreement shall for any reason terminate or otherwise cease to be valid and binding on the Guarantor at any time, the term “Guarantor Credit Agreement” as used herein shall mean the Guarantor Credit Agreement as in effect for purposes of this Guaranty immediately prior to such time after giving effect to any amendments, waivers, supplements or other modifications thereof which were effective prior to such time for purposes of this Guaranty as provided in clause (i) or (ii) of this Section 7(a);

(b) the Guarantor shall retain, directly or indirectly, legal and beneficial ownership of 100% percent of the Voting Shares of the Borrower; and

(c) the Guarantor shall provide to the Administrative Agent (with sufficient copies for each of the Lender Parties) (i) all financial statements, certificates, reports and other information required to be delivered to the “Agent” pursuant to Sections 8.1(h) and 8.1(q)(ii) of the Guarantor Credit Agreement and (ii) all notices required to be delivered to the “Agent” pursuant to Section 8.1(q)(i) of the Guarantor Credit Agreement, in each case as and when required to be delivered thereunder.

Section 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment,

Alenco – Exhibits to Second Amended and Restated Credit Agreement

waiver or consent shall, unless in writing and signed by all of the Lender Parties, (a) limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder, (c) change the number of Lender Parties required to take any action hereunder, or (d) amend or waive any of the terms of Section 7(a) or this Section 8.

Section 9. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Guarantor, to it at Encana Corporation, 1800, 855 – 2nd Street S.W., Calgary, Alberta, T2P 2S5, Canada, Attention: Executive Vice-President & Chief Financial Officer, Fax: (403) 645-4853 with a copy to Treasury Department, Fax: (403) 718-6940;

(ii) if to the Administrative Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No (212) 994-0961; Telephone No (302) 323-5499)

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) So long as Citibank is the Administrative Agent, notices and other communications required to be delivered hereunder may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent by e-mail at oploanswebadmin@citigroup.com, or by other electronic communications (including other e-mail addresses and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent.

(c) Change of Address, etc. Any party may change its address or facsimile number for notices or other communications hereunder by notices to the other parties hereto.

(d) Platform.

(i) The Guarantor agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lender Parties by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic system (the “Platform”).

Alenco – Exhibits to Second Amended and Restated Credit Agreement

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (the “Agent Parties”) have any liability to the Guarantor, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Guarantor’s or the Administrative Agent’s transmission or communication through the Platform except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or such Related Party acted with gross negligence or willful misconduct in connection with such transmission. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Guarantor provides to the Administrative Agent pursuant to this Guaranty or the transactions contemplated herein which is distributed to the Administrative Agent or any Lender Party by means of electronic communications pursuant to this Section, including through the Platform.

Section 10. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11. Indemnification. Without limitation on any other obligations of the Guarantor or remedies of the Lender Parties under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender Party from and against, and shall pay on demand, any and all losses, liabilities and damages, and reasonable costs, expenses and charges (including the reasonable fees and documented disbursements of such Lender Party’s legal counsel) suffered or incurred by such Lender Party as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms.

Section 12. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lender Parties and their

Alenco – Exhibits to Second Amended and Restated Credit Agreement

successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in, and in accordance with the terms of Section 8.07 of the Credit Agreement.

Section 13. Judgment. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Credit Agreement in United States Dollars into another currency, the Guarantor agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender Parties could purchase United States Dollars with such other currency at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.

(b) United States Dollars are the sole currency of account and payment for all sums payable by the Guarantor under or in connection with this Guaranty, including damages. The obligation of the Guarantor in respect of any sum due from it hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day next succeeding receipt by the Lender Parties of any sum adjudged to be so due in such other currency the Lender Parties may in accordance with normal banking procedures purchase United States Dollars with such other currency; if the United States Dollars so purchased are less than the sum originally due to the Lender Parties in United States Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender Parties against such loss.

Section 14. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the parties hereto unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Guarantor or any Related Party of the foregoing in any way relating to this Guaranty, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Guarantor hereby irrevocably appoints and empowers CT Corporation System (the “Process Agent”) as its agent in the

Alenco – Exhibits to Second Amended and Restated Credit Agreement

State of New York pursuant to the designation of agent for service delivered (or to be delivered) pursuant to Section 3.01(f)(ix) of the Credit Agreement to receive on behalf of the Guarantor and its property service of copies of the summons and complaint and any other process that may be served in any action, litigation or proceeding arising out of or relating to this Guaranty. The Guarantor hereby further irrevocably consents to the service of process in any such action, litigation or proceeding in such courts by the mailing thereof by any Lender Party by registered or certified mail, postage prepaid, to the Process Agent, and hereby further agrees that the failure of the Process Agent to give any notice of any such service to the Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Guarantor agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction.

(c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THIS GUARANTY, THE CREDIT AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

(e) To the extent that the Guarantor has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty.

[Remainder of page intentionally left blank.]

Alenco – Exhibits to Second Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officers thereunto duly authorized as of the date first                      above written.

ENCANA CORPORATION,
as Guarantor

By:
Name:
Title:

By:
Name:
Title:

Consented to:

CITIBANK, N.A., as Administrative Agent

By
Name:
Title:

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT F - FORM OF

EXTENSION NOTICE

EXTENSION NOTICE

[Date]

Citibank, N.A., as Administrative Agent for the Lenders and Issuing Banks party to the Credit Agreement referred to below 399 Park Avenue New York, New York 10043
Attention:

Alenco Inc.

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement, dated as of October 20, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alenco Inc., a Delaware corporation (the “Borrower”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Citigroup Global Markets Inc., Barclays Capital (“BARCLAYS CAPITAL”), the investment bank division of Barclays Bank PLC (“BARCLAYS BANK”, and together with BARCLAYS CAPITAL, “BARCLAYS”) and J.P. Morgan Securities LLC as Lead Arrangers for the Lender Parties, Bank of America, N.A. and The Royal Bank of Scotland N.V., (Canada) Branch, as Syndication Agents for the Lender Parties, Citibank, N.A., as the Swing Line Bank and Administrative Agent for the Lender Parties. Terms defined in the Credit Agreement are used herein as therein defined.

Pursuant to Section 8.11(b) of the Credit Agreement, the Lender named below hereby notifies the Administrative Agent as follows:

[The Lender named below desires to extend the Termination Date with respect to its Revolving Credit Commitment and Swing Line Sub-Commitment until the Extended Termination Date.]

[The Lender named below is also an Issuing Bank and desires to extend the Termination Date with respect to its Letter of Credit Sub-Commitment until the Extended Termination Date.]

[The Lender named below desires to extend the Termination Date with respect to its Revolving Credit Commitment and Swing Line Sub-Commitment until the

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Extended Termination Date and offers to increase its Revolving Credit Commitment to a maximum aggregate amount of $        .]

[The Lender named below is also an Issuing Bank and desires to extend the Termination Date with respect to its Letter of Credit Sub-Commitment until the Extended Termination Date and offers to increase its Letter of Credit Sub-Commitment to a maximum aggregate amount of $        .]

[The Lender named below does NOT desire to extend the Termination Date with respect to its Revolving Credit Commitment and Swing Line Sub-Commitment until the Extended Termination Date.]

[The Lender named below is also an Issuing Bank and does NOT desire to extend the Termination Date with respect to its Letter of Credit Sub-Commitment until the Extended Termination Date.]

This notice is subject in all respects to the terms of the Credit Agreement and is irrevocable.

Very truly yours,

[NAME OF LENDER]

By
Name:
Title:

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT G - FORM OF

COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

TO:	CITIBANK, N.A., in its capacity as administrative agent of the Lenders and Issuing Banks (the “Administrative Agent”)

AND TO:	The Lenders and Issuing Banks

1. Reference is made to the Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc., a Delaware corporation (the “Borrower”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Citigroup Global Markets Inc., Barclays Capital (“BARCLAYS CAPITAL”), the investment bank division of Barclays Bank PLC (“BARCLAYS BANK”, and together with BARCLAYS CAPITAL, “BARCLAYS”) and J.P. Morgan Securities LLC as Lead Arrangers for the Lender Parties, Bank of America, N.A. and The Royal Bank of Scotland N.V., (Canada) Branch, as Syndication Agents for the Lender Parties, Citibank, N.A., as the Swing Line Bank and Administrative Agent for the Lender Parties (as amended, amended and restated, modified, supplemented or restated the “Credit Agreement”). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings attributed to such terms in the Credit Agreement.

2. This Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.01(h) of the Credit Agreement.

3. The undersigned, [name], [title] of the Borrower, hereby states that, as of the date of this Compliance Certificate, I have made or caused to be made such investigations as are necessary or appropriate for the purposes of this Compliance Certificate and to the best of my knowledge:

(a) the consolidated financial statements for the [Fiscal Quarter OR fiscal year] ending [date], [                    ] provided to the Administrative Agent pursuant to Section 5.01(h) of the Credit Agreement were prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Borrower as at the date thereof;

(b) the representations and warranties made by the Borrower in Section 4.01 of the Credit Agreement are true and correct in all material respects, except as has heretofore been notified to the Administrative Agent by the Borrower in writing [or except as described in Schedule      hereto];

(c) no Default has occurred and is continuing except as has heretofore been notified to the Administrative Agent by the Borrower in writing [or except as described in Schedule      hereto].

Alenco – Exhibits to Second Amended and Restated Credit Agreement

I give this Compliance Certificate on behalf of the Borrower and in my capacity as the [title] of the Borrower, and no personal liability is created against or assumed by me in the giving of this Certificate.

Dated             , this [    ] of [month],             .

Name:
Title:

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT H - FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc., a Delaware corporation (the “Borrower”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Citigroup Global Markets Inc., Barclays Capital (“BARCLAYS CAPITAL”), the investment bank division of Barclays Bank PLC (“BARCLAYS BANK”, and together with BARCLAYS CAPITAL, “BARCLAYS”) and J.P. Morgan Securities LLC as Lead Arrangers for the Lender Parties, Bank of America, N.A. and The Royal Bank of Scotland N.V., (Canada) Branch, as Syndication Agents for the Lender Parties, Citibank, N.A., as the Swing Line Bank and Administrative Agent for the Lender Parties (as amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings attributed to such terms in the Credit Agreement.

Under penalties of perjury, the undersigned hereby certifies to the Administrative Agent and to the Borrower that:

(1) The undersigned is the sole record and beneficial owner of the loans in respect of which it is providing this certificate.

(2) The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code). In this regard, the undersigned further represents and warrants that:

(a) the undersigned is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the undersigned has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

(3) The undersigned is not a “10-percent shareholder” of the Borrower (as such term is used in Section 881(c)(3)(B) of the Internal Revenue Code); and

(4) The undersigned is not a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Internal Revenue Code.

We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this U.S. Tax Compliance Certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall so inform the Borrower in writing within thirty days of such change and (b) the undersigned shall furnish the Borrower a properly completed and currently effective certificate in

Alenco – Exhibits to Second Amended and Restated Credit Agreement

either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the three calendar years preceding such payment.

[NAME OF LENDER PARTY]

By:
Name:
Title:

[ADDRESS]

Dated: , 20 .

[NAME OF LENDER PARTY]

By:
Name:
Title:

[ADDRESS]

Dated: , 20 .

Alenco – Exhibits to Second Amended and Restated Credit Agreement

EXHIBIT I - FORM OF

ACCESSION LETTER AGREEMENT

ACCESSION LETTER AGREEMENT

Citibank, N.A., as Administrative Agent for the Lender Parties party to the Credit Agreement referred to below 399 Park Avenue New York, New York 10043
Attention:

Alenco Inc.

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement dated as of October 20, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alenco Inc., a Delaware corporation (the “Borrower”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Citigroup Global Markets Inc., Barclays Capital (“BARCLAYS CAPITAL”), the investment bank division of Barclays Bank PLC (“BARCLAYS BANK”, and together with BARCLAYS CAPITAL, “BARCLAYS”) and J.P. Morgan Securities LLC as Lead Arrangers for the Lender Parties, Bank of America, N.A. and The Royal Bank of Scotland N.V., (Canada) Branch, as Syndication Agents for the Lender Parties, Citibank, N.A., as the Swing Line Bank and Administrative Agent for the Lender Parties and the Lender Parties parties thereto. Terms defined in the Credit Agreement are used herein as therein defined.

The Eligible Assignee named below has agreed to provide Revolving Credit Commitments to the Borrower pursuant to Section 2.19(b) of the Credit Agreement. Pursuant to Section 2.19(b) of the Credit Agreement, the Eligible Assignee named below and the Borrower agree that the Eligible Assignee, by its execution and delivery of this Accession Letter Agreement, shall become a party to the Credit Agreement as of the Increase Date specified in the Increase Request sent by the Borrower on [— date —] and shall have the rights and obligations of a Lender under the Credit Agreement as of such Increase Date.

The Eligible Assignee hereby assumes a Revolving Credit Commitment in the amount set forth on Schedule 1 hereto. [After giving effect to such assignment, the aggregate amount of the Advances owing to the Eligible Assignee will be as set forth on Schedule 1 hereto.]1

[1]	Include this sentence if any Advances are outstanding as of the relevant Increase Date.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

The Eligible Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Accession Letter Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to enter into this Accession Letter Agreement and it is experienced in transactions of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Accession Letter Agreement, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Accession Letter Agreement, and (vii) if it is organized under the laws of a jurisdiction outside of the United States, attached to this Accession Letter Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Following the execution of this Accession Letter Agreement, it will be delivered to the Administrative Agent and the Issuing Banks for acceptance and recording by the Administrative Agent and approval by the Issuing Banks and the Swing Line Bank. The effective date for this Accession Letter Agreement shall be the later of (i) the date of acceptance hereof by the Administrative Agent and (ii) the date of approval hereof by the Issuing Banks and the Swing Line Bank, unless otherwise specified on Schedule 1 hereto.

Upon such acceptance and recording by the Administrative Agent, as of the Increase Date specified in the Increase Request sent by the Borrower on [— date —], the Eligible Assignee shall be a party to the Credit Agreement and, to the extent provided in this Accession Letter Agreement, have the rights and obligations of a Lender and, if applicable, of an Issuing Bank thereunder.

This Accession Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Accession Letter Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Accession Letter Agreement.

This Accession Letter Agreement is subject in all respects to the terms of the Credit Agreement and is irrevocable.

Alenco – Exhibits to Second Amended and Restated Credit Agreement

This Accession Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank.]

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Very truly yours,

[NAME OF NEW LENDER],
as Eligible Assignee

By
Name:
Title:

Accepted as of this day of , 20

ALENCO INC.

By
Name:
Title:

By
Name:
Title:

CITIBANK, N.A.,
as Administrative Agent and Issuing Bank

By
Name:
Title:

BARCLAYS BANK PLC,
as Issuing Bank

By
Name:
Title:

Alenco – Exhibits to Second Amended and Restated Credit Agreement

Schedule 1 to the Accession Letter Agreement

After giving effect to this Accession Letter Agreement:

Eligible Assignee‘s Revolving Credit Commitment amount:	$

[Principal amount of Advances payable to Eligible Assignee:	$	][2]

Effective Date:             , 20

[2]	Include if any Advances are outstanding as of the relevant Increase Date

Alenco – Exhibits to Second Amended and Restated Credit Agreement